UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Starbucks Corporation

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Seattle, Washington
January 23, 2008

Dear Shareholders:

You are cordially invited to attend the Starbucks Corporation Annual Meeting of Shareholders on March 19, 2008, at 10 a.m. (Pacific Time). The meeting will be held at Marion Oliver McCaw Hall at the Seattle Center, located on Mercer Street, between Third and Fourth Avenues, in Seattle, Washington. Directions to McCaw Hall and transportation information appear on the back cover of this notice of annual meeting and proxy statement. Enclosed within the proxy statement are two admission tickets for the annual meeting. Each attendee must present an admission ticket to be admitted.

The matters to be acted upon are described in the accompanying notice of annual meeting and proxy statement. At the meeting, we will also report on our company’s operations and respond to any questions you may have.

As always, we anticipate a large number of attendees at the annual meeting. We have taken several steps to accommodate as many people as possible, including providing additional seating in the main hall and overflow seating in the Exhibition Hall next door to view a live video feed. While we will make every effort to accommodate all attendees, we cannot guarantee seating availability. We strongly recommend that shareholders arrive at McCaw Hall at least one hour prior to the event. Doors will open at 8 a.m. the day of the event.

YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. If you attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Very truly yours,

Howard Schultz
chairman, president and chief executive officer

STARBUCKS CORPORATION
2401 Utah Avenue South
Seattle, Washington 98134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Starbucks Corporation will be held at Marion Oliver McCaw Hall at the Seattle Center, located on Mercer Street, between Third and Fourth Avenues, in Seattle, Washington, on March 19, 2008, at 10 a.m. (Pacific Time) for the following purposes:

1.	To elect 9 directors to serve until the 2009 Annual Meeting of Shareholders;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 28, 2008; and

3.	To transact such other business as may properly come before the meeting.

Our board of directors recommends a vote for Items 1 and 2. Only shareholders of record at the close of business on January 11, 2008 will be entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournments thereof.

Our proxy statement is attached. Financial and other information concerning Starbucks is contained in our Annual Report to Shareholders for the fiscal year ended September 30, 2007. Pursuant to new rules promulgated by the Securities and Exchange Commission (SEC), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our fiscal 2007 Annual Report to Shareholders are available at our web site at http://investor.starbucks.com. Additionally, and in accordance with new SEC rules, you may access our proxy statement at http://media.corporate-ir.net/media_files/irol/99/99518/Proxy.pdf, which does not have “cookies” that identify visitors to the site.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum.

Registered holders may vote:

1. By Internet: go to http://www.proxyvoting.com/sbux;

2. By toll-free telephone: call 1-866-540-5760; or

3. By mail: mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to its exercise at the meeting.

Beneficial Shareholders.  If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

By order of the board of directors,

Paula E. Boggs
secretary

Seattle, Washington
January 23, 2008

STARBUCKS CORPORATION
2401 Utah Avenue South
Seattle, Washington 98134

PROXY STATEMENT
for the
ANNUAL MEETING OF SHAREHOLDERS

We are sending you this proxy statement in connection with the solicitation of proxies by our board of directors for the Starbucks 2008 Annual Meeting of Shareholders. We are first mailing this proxy statement and the enclosed proxy card on or about February 4, 2008. At Starbucks and in this proxy statement, we refer to employees as partners. Also in this proxy statement we sometimes refer to Starbucks as the “Company,” “we,” or “us,” and to the 2008 Annual Meeting as the “annual meeting.” When we refer to the Company’s fiscal year, we mean the annual period ending on the Sunday closest to September 30 of the stated year. For example, our fiscal year 2007 was October 2, 2006 through September 30, 2007 (“fiscal 2007”).

Annual Meeting Information

The annual meeting will be held at 10 a.m. (Pacific Time) on March 19, 2008, at Marion Oliver McCaw Hall at the Seattle Center, located on Mercer Street, between Third and Fourth Avenues, in Seattle, Washington, and at any adjournment thereof. Directions to McCaw Hall and a map are provided on the back cover of this proxy statement.

Adoption of Majority Vote Standard in Uncontested Director Elections

On November 14, 2007, our board of directors adopted an amendment to our bylaws to add majority voting procedures for the election of directors in uncontested elections. In an uncontested election, nominees must receive more “for” than “against” votes to be elected. The term of any director who does not receive a majority of votes cast in an election held under that standard terminates on the earliest to occur of: (i) 90 days after the date election results are certified; (ii) the date the director resigns; or (iii) the date the board of directors fills the position. The bylaw amendment provides that an election is considered “contested”, and will be held under a plurality standard, if there are shareholder nominees for director pursuant to the advance notice provision in Section 1.12 of our bylaws who are not withdrawn by the advance notice deadline set forth in that section.

Chairman Howard Schultz Returns as President and CEO

As previously announced, our chairman Howard Schultz took on the additional role of president and chief executive officer of Starbucks effective January 7, 2008, replacing James Donald who also resigned from the board of directors.

Voting Information

Record Date.  The record date for the annual meeting is January 11, 2008. On the record date, there were 727,846,320 shares of our common stock outstanding and there were no outstanding shares of any other class of stock.

Voting Your Proxy.  Holders of shares of common stock are entitled to cast one vote per share on all matters. Proxies will be voted as instructed by the shareholder or shareholders granting the proxy. Unless contrary instructions are specified, if the enclosed proxy is executed and returned (and not revoked) prior to the annual meeting, the shares of Starbucks common stock represented by the proxy will be voted: (1) FOR the election of each of the 9 director candidates nominated by the board of directors; (2) FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 28, 2008 (“fiscal 2008”); and (3) in accordance with the best judgment of the named proxies on any other matters properly brought before the annual meeting.

Revoking Your Proxy.  A shareholder who delivers an executed proxy pursuant to this solicitation may revoke it at any time before it is exercised by (i) executing and delivering a later dated proxy card to our corporate secretary prior to the annual meeting; (ii) delivering written notice of revocation of the proxy to our corporate secretary prior to the annual meeting; or (iii) attending and voting in person at the annual meeting. Attendance at the annual meeting, in and of itself, will not constitute a revocation of a proxy.

Vote Required.  The presence, in person or by proxy, of holders of a majority of the outstanding shares of Starbucks common stock is required to constitute a quorum for the transaction of business at the annual meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting. If a quorum is present, a nominee for election to a position on the board of directors will be elected as a director if the votes cast for the nominee exceed the votes cast against the nominee. The following will not be votes cast and will have no effect on the election of any director nominee: (i) a share whose ballot is marked as abstain; (ii) a share otherwise present at the meeting but for which there is an abstention; and (iii) a share otherwise present at the meeting as to which a shareholder gives no authority or direction. If a quorum is present, approvals of the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2008, and all other matters that properly come before the meeting, require that the votes cast in favor of such actions exceed the votes cast against such actions. As with the election of directors, abstentions and broker non-votes will have no effect on the proposal to ratify the selection of Deloitte & Touche LLP or other proposals. Proxies and ballots will be received and tabulated by BNY Mellon Shareowner Services, our transfer agent and the inspector of elections for the annual meeting.

Expenses of Solicitation.  We will bear the expense of preparing, printing and mailing this proxy statement and the proxies we solicit. Proxies will be solicited by mail and may also be solicited by directors, officers and Starbucks partners in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration.

We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by the Internet or telephone, or by completing and returning the enclosed proxy card, will help to avoid additional expense.

PROPOSAL 1 — ELECTION OF DIRECTORS

In accordance with our bylaws, our board of directors has set its size at up to 12 members; there are currently 10 members. The terms of the current directors, who are identified below, expire upon the election and qualification of the directors to be elected at the 2008 annual meeting. Howard Behar, a current director, has notified the board that he has decided not to stand for re-election. The board has nominated each of the other 9 current directors for re-election at the annual meeting, to serve until the 2009 Annual Meeting of Shareholders and until their respective successors have been elected and qualified.

Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the re-election of the nominees, as listed below, each of whom has consented to serve as a director if elected. If, at the time of the annual meeting, any of the nominees is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the board, unless the board chooses to reduce its own size. The board has no reason to believe any of the nominees will be unable or will decline to serve if elected. Proxies cannot be voted for more than 9 persons since that is the number of nominees.

Set forth below is certain information furnished to us by the director nominees. There are no family relationships among any of our directors or executive officers. None of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary or other affiliate of Starbucks.

Nominees

HOWARD SCHULTZ, 54, is the founder of Starbucks and serves as our chairman, president and chief executive officer. Mr. Schultz has served as chairman of the board since our inception in 1985 and in January 2008, he resumed his role as president and chief executive officer. From June 2000 to February 2005, Mr. Schultz also held the title of chief global strategist. From November 1985 to June 2000, he served as chairman of the board and chief executive officer. From November 1985 to June 1994, Mr. Schultz also served as president. From January 1986 to July 1987, Mr. Schultz was the chairman of the board, chief executive officer and president of Il Giornale Coffee Company, a predecessor to the Company. From September 1982 to December 1985, Mr. Schultz was the director of retail operations and marketing for Starbucks Coffee Company, a predecessor to the Company. Mr. Schultz also serves on the board of directors of DreamWorks Animation SKG, Inc.

BARBARA BASS, 56, has been a Starbucks director since January 1996. Since 1993, Ms. Bass has been the president of the Gerson Bakar Foundation. From 1989 to 1992, Ms. Bass was president and chief executive officer of the Emporium Weinstock Division of Carter Hawley Hale Stores, Inc. Ms. Bass also serves on the board of directors of DFS Group Limited, a retailer of luxury branded merchandise, and bebe stores, inc., a retailer of contemporary sportswear and accessories.

WILLIAM W. BRADLEY, 64, has been a Starbucks director since June 2003. Mr. Bradley is a managing director of Allen & Company LLC. From 2001 until 2004, he acted as chief outside advisor to McKinsey & Company’s non-profit practice. In 2000, Mr. Bradley was a candidate for the Democratic nomination for President of the United States. Mr. Bradley served as a senior advisor and vice chairman of the International Council of JP Morgan & Co., Inc. from 1997 through 1999. During that time, Mr. Bradley also worked as an essayist for CBS Evening News, a visiting professor at Stanford University, Notre Dame University and the University of Maryland. Mr. Bradley served in the U.S. Senate from 1979 until 1997, representing the State of New Jersey. Prior to serving in the U.S. Senate, Mr. Bradley was an Olympic gold medalist in 1964, and from 1967 through 1977 he played professional basketball for the New York Knicks, during which time they won two world championships. Mr. Bradley also serves on the board of directors of Willis Group Holdings Limited and Seagate Technology.

MELLODY HOBSON, 38, has been a Starbucks director since February 2005. Ms. Hobson has served as the president and a director of Ariel Capital Management, LLC, a Chicago-based investment management firm, and as the chairman (since 2006) and a Trustee (since 2000) of Ariel Mutual Funds. She previously served as senior vice president and director of marketing at Ariel Capital Management, Inc. from 1994 to 2000, and as vice president of marketing at Ariel Capital Management, Inc. from 1991 to 1994. Ms. Hobson works with a variety of civic and professional institutions, including serving as a director of the Chicago Public Library as well as its foundation and as a board member of the Field Museum and the Chicago Public Education Fund. In 2004, the Wall Street Journal named her as one of its “50 Women to Watch.” Ms. Hobson also serves on the board of directors of DreamWorks Animation SKG, Inc. and The Estee Lauder Companies Inc.

OLDEN LEE, 66, has been a Starbucks director since June 2003. Mr. Lee worked with PepsiCo, Inc. for 28 years in a variety of positions, including serving as senior vice president of human resources of its Taco Bell division and senior vice president and chief personnel officer of its KFC division. Mr. Lee currently serves as principal of Lee Management Consulting.

JAMES G. SHENNAN, JR., 66, has been a Starbucks director since March 1990. Mr. Shennan served as a general partner of Trinity Ventures, a venture capital organization, from September 1989 to July 2005, when he became general partner emeritus. Prior to joining Trinity Ventures, he served as the chief executive of Addison Consultants, Inc., an international marketing services firm, and two of its predecessor companies. Mr. Shennan also serves on the board of directors of P.F. Chang’s China Bistro, Inc.

JAVIER G. TERUEL, 57, has been a Starbucks director since September 2005. Mr. Teruel served as vice chairman of Colgate-Palmolive Company from July 2004 to April 2007, when he retired. Prior to being appointed vice chairman, Mr. Teruel served as Colgate-Palmolive’s executive vice president responsible for Asia, Central Europe, Africa and Hill’s Pet Nutrition. After joining Colgate in Mexico in 1971, Mr. Teruel served as vice president of Body Care in Global Business Development in New York, and president and general manager of Colgate-Mexico. He also served as president of Colgate-Europe, and as chief growth officer responsible for the company’s growth functions. Mr. Teruel currently serves as a partner of Spectron Desarrollo, SC, an investment management and consulting firm. He also serves on the board of directors of The Pepsi Bottling Group, Inc. and Corporacion Geo S.A.B. de C.V.

MYRON E. ULLMAN, III, 61, has been a Starbucks director since January 2003. Mr. Ullman has served as the chairman of the board of directors and chief executive officer of J.C. Penney Company, Inc. since December 2004. Mr. Ullman served as directeur general, group managing director of LVMH Möet Hennessy Louis Vuitton, a luxury goods manufacturer and retailer, from July 1999 to January 2002. From January 1995 to June 1999, Mr. Ullman served as chairman and chief executive officer of DFS Group Limited, a retailer of luxury branded merchandise. From 1992 to 1995, Mr. Ullman served as chairman and chief executive officer of R.H. Macy & Co., Inc. Mr. Ullman also serves on the board of directors of Pzena Investment Management, Inc., an investment management company.

CRAIG E. WEATHERUP, 62, has been a Starbucks director since February 1999. Mr. Weatherup worked with PepsiCo, Inc. for 24 years and served as chief executive officer of its worldwide Pepsi-Cola business and President of PepsiCo, Inc. Mr. Weatherup also led the initial public offering of The Pepsi Bottling Group, Inc., where he served as chairman and chief executive officer from March 1999 to January 2003. Mr. Weatherup also serves on the board of directors of Macy’s, Inc.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Board Committees and Related Matters

During fiscal 2007, our board of directors had three standing committees: the Audit and Compliance Committee (the “Audit Committee”), the Compensation and Management Development Committee (the “Compensation Committee”) and the Nominating and Corporate Governance Committee (the “Nominating Committee”). The board makes committee and committee chair assignments annually at its meeting immediately following the annual meeting of shareholders. A report from each committee appears below. The committees operate pursuant to written charters, which are available on our web site at www.starbucks.com/aboutus/corporate_governance.asp.

The current composition of each board committee is:

	Compensation and	Nominating and Corporate
Audit and Compliance	Management Development	Governance

Javier G. Teruel (Chair)	Barbara Bass (Chair)	Craig E. Weatherup (Chair)
Mellody Hobson	William W. Bradley	Barbara Bass
James G. Shennan, Jr.	Olden Lee	William W. Bradley
Craig E. Weatherup	Myron E. Ullman, III	James G. Shennan, Jr.

Affirmative Determinations Regarding Director Independence and Other Matters

Our board of directors has determined that each of the following directors is an “independent director” as such term is defined under Nasdaq rules:

Barbara Bass	James G. Shennan, Jr.
William W. Bradley	Javier G. Teruel
Mellody Hobson	Myron E. Ullman, III
Olden Lee	Craig E. Weatherup

In determining that Sen. Bradley is independent, the board considered Sen. Bradley’s position as a member of the board of directors of two different venture-stage companies from whom Starbucks purchased certain advertising and marketing services in fiscal 2007. In determining that Ms. Hobson and Mr. Teruel are independent, the board considered their respective positions as members of the board of directors of other large public companies who have business relationships with Starbucks. None of these relationships constitutes a “related-person transaction” under applicable Securities and Exchange Commission (“SEC”) rules. Accordingly, none has been described in the “Certain Relationships and Related Transactions” section of this proxy statement.

The board also has determined that each member of its three committees meets applicable independence requirements as prescribed by Nasdaq, the SEC and the Internal Revenue Service.

With the assistance of Starbucks legal counsel, the Nominating Committee reviewed the applicable legal standards for board member and board committee independence and the criteria applied to determine “audit committee financial expert” status, as well as the answers to annual questionnaires completed by the independent directors. On the basis of this review, the Nominating Committee delivered a report to the full board. The board made its independence and “audit committee financial expert” determinations based upon the Nominating Committee’s report and each member’s review of the information made available to the Nominating Committee.

Audit Committee

As more fully described in its charter, the Audit Committee is responsible for overseeing our accounting and financial reporting processes, including the quarterly review and the annual audit of our consolidated financial statements by Deloitte & Touche LLP (“Deloitte”), our independent registered public accounting firm. Each of Ms. Hobson and Messrs. Shennan, Teruel and Weatherup (i) meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and is an “independent director” as defined by Nasdaq rules, (ii) meets Nasdaq’s financial knowledge and sophistication requirements, and (iii) has been determined by the board of directors to be an “audit committee financial expert” under SEC rules. The “Audit and Compliance Committee Report” describes in more detail the committee’s responsibilities with regard to our financial statements and its interactions with Deloitte.

Review and Approval of Related-Person Transactions

Under the Audit Committee’s charter, and consistent with Nasdaq rules, any material potential conflict of interest or transaction between Starbucks and any “related person” of Starbucks must be reviewed and approved or ratified by the Audit Committee. SEC rules define a “related person” of Starbucks as any Starbucks director (or nominee), executive officer, 5%-or-greater shareholder or immediate family member of these persons. In September 2007, our board of directors adopted a “Policy for the Review and Approval of Related-Person Transactions Required to be Disclosed in Proxy Statements.”

The policy provides that any “related person” as defined above must notify the chair of the Audit Committee before becoming a party to, or engaging in, a potential related-person transaction that may require disclosure in our proxy statement under SEC rules, or if prior approval is not practicable, as soon as possible after engaging in the transaction. Based on current SEC rules, transactions covered by the policy include:

•	any individual or series of related transactions, arrangements or relationships (including but not limited to indebtedness or guarantees of indebtedness), whether actual or proposed;

•	in which Starbucks was or is to be a participant;

•	the amount involved exceeds $120,000; and

•	in which the related person has or will have a direct or indirect material interest. Whether the related person has a material direct or indirect interest depends on the significance to investors of knowing the information in light of all of the circumstances of a particular case. The importance to the person having the interest, the relationship of the parties to the transaction with each other and the amount involved in the transactions are among the factors to be considered in determining the significance of the information to investors.

The Audit Committee chair has the discretion to determine whether a transaction is or may be covered by the policy. If the chair determines that the transaction is covered by the policy, then the full Audit Committee must review and approve it. The committee’s decision is final and binding. Additionally, the Audit Committee chair has discretion to approve, disapprove or seek full Audit Committee review of any immaterial transaction involving a related person (i.e., a transaction not covered by the policy).

In considering potential related-person transactions, the Audit Committee looks not only to SEC and Nasdaq rules, including the impact of a transaction on the independence of any director, but also to the consistency of the transaction with the best interests of Starbucks and our shareholders. As the policy describes in more detail, the factors underlying these considerations include:

•	whether the transaction is likely to have any significant negative effect on Starbucks, the related person or any Starbucks partner;

•	whether the transaction can be effectively managed by Starbucks despite the related person’s interest in it;

•	the purpose, and the potential benefits to Starbucks, of the transaction;

•	whether the transaction would be in the ordinary course of our business; and

•	the availability of alternative products or services on comparable or more favorable terms.

Audit and Compliance Committee Report

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2007 with management and Deloitte and discussed those matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, and SEC Regulation S-X, Rule 2-07, with Deloitte. The Audit Committee received the written disclosures and the letter required by Independent Standards Board Statement No. 1, “Independence Discussions with Audit Committee,” from Deloitte, and discussed that firm’s independence with representatives of the firm.

Based upon the Audit Committee’s review of the audited consolidated financial statements and its discussions with management, the internal audit function and Deloitte, the Audit Committee recommended to the board of directors that the audited consolidated financial statements for fiscal 2007 be included in the Starbucks Annual Report on Form 10-K filed with the SEC (“2007 10-K”).

Respectfully submitted,

Javier G. Teruel (Chair)
Mellody Hobson
James G. Shennan, Jr.
Craig E. Weatherup

Compensation Committee

As more fully described in its charter, the primary responsibilities of the Compensation Committee are to:

•	Conduct an annual review of all compensation elements for our executive officers, including any special compensation and benefits, and submit recommendations for review and approval by the independent directors.

•	Annually review, approve and submit to the independent directors for their review and approval performance measures and targets for all executive officers participating in the annual executive incentive bonus plan; certify and recommend to the independent directors that they certify achievement of performance goals after the annual measurement period to permit bonus payouts under the plan.

•	Review and approve the compensation structure for our senior officers below the executive-officer level, oversee the compensation practices applicable to our partners generally, and approve, change when necessary and administer partner-based equity plans and the annual incentive bonus plan for management below the executive-officer level.

•	Through the committee’s chair, together with the chair of the Nominating Committee and after discussing with the other independent directors, annually review the performance of the chairman and the president and chief executive officer and meet with the executives to discuss their performance.

•	Annually review and approve our management development and succession planning practices and strategies.

At least annually, the Compensation Committee reviews and approves our executive compensation strategy and principles to ensure that they are aligned with our business strategy and objectives, shareholder interests, desired behaviors and corporate culture.

The Role of Management and Consultants in the Executive Compensation Process

Several members of senior management participated in the Compensation Committee’s executive compensation process for fiscal 2007. To assist in carrying out its responsibilities, the committee also regularly received reports and recommendations from an outside compensation consultant. The committee did not request, and management and the committee’s consultant did not provide, specific compensation recommendations for fiscal 2007 compensation for Messrs. Schultz and Donald. At the request of Barbara Bass, the committee’s chair, the consultant provided market data, historical compensation information, and advice regarding best practices in executive compensation and compensation trends for chief executive officers and executive board chairs. Ms. Bass then developed specific compensation recommendations for Messrs. Schultz and Donald. The committee discussed those recommendations and reached consensus during executive session without management or its consultant present.

Management’s Role in the Executive Compensation Process

Jim Donald, who served as our president and chief executive officer during fiscal 2007 and until January 7, 2008, our executive vice president, Partner Resources and our senior vice president, Total Pay each played an important role in the Compensation Committee’s executive compensation process for fiscal 2007 and regularly attended committee meetings. “Partner Resources” refers to our human resources function. For fiscal 2007, Mr. Donald provided his perspective to the committee regarding executive compensation matters generally and the performance of the executives reporting to him. The Partner Resources executives presented recommendations to the committee on the full range of annual executive compensation decisions, including (i) annual incentive bonus plan structure and participants, (ii) long-term incentive compensation strategy, (iii) target competitive positioning of executive compensation based on prior year Company performance, and (iv) target total direct compensation for each executive officer, including base salary adjustments, target incentive bonus and equity grants, consistent with the recommended target competitive positioning and the executive’s performance in the prior year. At the committee’s November meeting, the first meeting after the end of the fiscal year, the Partner Resources executives presented the committee with specific compensation recommendations for all executives other than Messrs. Schultz and Donald. These recommendations were developed in consultation with Mr. Donald and accompanied by market data provided by our compensation consultant. The committee exercised its independent discretion whether to accept management’s recommendations and made final decisions about each executive officer’s compensation in executive session without management present. Barbara Bass, the committee’s chair, also met periodically with the Partner Resources executives to confer on current and upcoming topics likely to be brought before the committee.

Howard Behar, a non-independent member of the board who is not standing for re-election at the annual meeting, has regularly attended Compensation Committee meetings for the last few years. In accordance with Nasdaq rules, in fiscal 2007 (i) Messrs. Donald and Behar did not vote on executive compensation matters or attend executive sessions of the committee, and (ii) Mr. Donald was not present when his own compensation was being discussed or approved.

The Role of Consultants in the Executive Compensation Process

In fiscal 2007, as in prior years, the Compensation Committee has had an outside compensation consultant. The committee’s consultant regularly attends committee meetings and attends executive sessions as requested by Ms. Bass.

Towers Perrin served as the committee’s consultant through June 2007 and reported directly to the committee to assist it, as requested, in fulfilling various aspects of the committee’s charter. During fiscal 2007, the committee asked Towers Perrin to:

•	Conduct an analysis of total direct compensation for executive positions and assess how target and actual compensation positioning to the market aligned with Starbucks compensation philosophy and objectives;

•	Review the peer group of companies used for benchmarking executive compensation, using the criteria established by the committee, and provide input on changes to the peer group as requested;

•	Review management proposals for fiscal 2006 annual bonus payouts and fiscal 2007 stock option grant guidelines for executives other than the chief executive officer and the chairman (for whom management does not submit proposals), and advise the committee whether Towers Perrin believed the proposals aligned with Starbucks compensation philosophy, performance and competitive practices and trends;

•	Provide market data, historical compensation information, internal equity comparisons, best practices and advice regarding compensation trends to the committee for its compensation decisions for the chief executive officer and the chairman;

•	Help the committee evaluate the management-proposed new hire compensation package for Peter J. Bocian, who was hired as chief financial officer designate during fiscal 2007, by providing market data for similar positions, comparing the proposed compensation package to the market and to other Starbucks executives and attending the committee’s special telephonic meeting to approve Mr. Bocian’s compensation; and

•	Design executive stock ownership guideline alternatives for the committee’s consideration.

Towers Perrin also has provided and continues to provide a substantial amount of compensation consulting services to our management team, which includes preparing market data to assist Partner Resources with executive compensation recommendations to the committee.

Since Towers Perrin provides a substantial amount of services to our management team, to ensure that the committee receives independent, unbiased advice regarding executive compensation, in June 2007 the committee decided to retain Frederic W. Cook & Co., Inc. as its independent compensation consultant. Without the committee’s prior approval, Frederic W. Cook will not perform any services for Starbucks management, although it does work in cooperation with management as required to gather information necessary to carry out its obligations to the committee. While the committee will not ask Frederic W. Cook for its own market data, the firm will validate the Towers Perrin market data supporting management’s recommendations. Going forward, Frederic W. Cook also will provide recommendations regarding the comparator group and compensation strategy and advice regarding executive compensation trends and best practices, as Towers Perrin did in fiscal 2007.

For more information about the Compensation Committee’s activities, see “Compensation Discussion and Analysis” and “Compensation and Management Development Committee Report.”

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during fiscal 2007 or at any other time an officer or employee of Starbucks, and no member had any relationship with Starbucks requiring disclosure as a related-person transaction in the section “Certain Relationships and Related Transactions.” No executive officer of Starbucks has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our board of directors or Compensation Committee during fiscal 2007.

Nominating Committee

As described more fully in its charter, the Nominating Committee is responsible for developing and implementing policies and procedures that are intended to constitute the board and organize it appropriately to meet its fiduciary obligations to Starbucks and our shareholders on an ongoing basis. Among its specific duties, the committee:

•	Makes recommendations to the board about our corporate governance processes;

•	Assists in identifying and recruiting board candidates;

•	Administers the Director Nominations Policy;

•	Considers shareholder nominations to the board;

•	Makes recommendations to the board regarding membership and chairs of the board’s committees;

•	Oversees the annual evaluation of the effectiveness of the board and of each of its committees;

•	Biennially recommends the board’s presiding independent director;

•	Periodically reviews the type and amount of board compensation for independent directors;

•	Makes recommendations to the full board regarding such compensation; and

•	Reviews its charter at least annually for appropriate revisions.

The Nominating Committee also annually assists the board with its affirmative independence and expertise determinations, as described below. After consulting with the panel of independent directors, together with the chair of the Compensation Committee, the chair of the Nominating Committee annually reviews the performance of our chairman, president and chief executive officer and meets with them to share the findings of the review. As noted above, Mr. Schultz took on the additional role of president and chief executive officer, in addition to his role as chairman, effective January 7, 2008.

Nominating and Corporate Governance Committee Report

In fiscal 2007, the Nominating Committee continued monitoring the emerging trend of companies adopting majority voting standards in uncontested director elections. The Washington Business Corporation Act (“WBCA”) was amended in 2007 to give public companies incorporated in Washington, such as Starbucks, greater flexibility with regard to director election standards, including implementing majority voting standards through bylaw amendments. The Nominating Committee carefully studied the issue for over a year and, after the WBCA amendments became effective, recommended that the board amend our bylaws to add majority voting procedures for the election of directors in uncontested elections. The board accepted the recommendation and amended the bylaws on November 14, 2007. In fiscal 2007, the Nominating Committee also (i) reviewed our non-employee director compensation program and recommended changes to the program, as discussed beginning on page 13, and (ii) reviewed several potential board candidates.

Respectfully submitted,

Craig E. Weatherup (Chair)
Barbara Bass
William W. Bradley
James G. Shennan, Jr.

Presiding Director; Executive Sessions of Independent Directors

Biennially, at the first meeting of the board following the annual meeting of shareholders, the independent directors select an independent director to preside at all of their executive sessions and act as a liaison between management and the independent directors. The presiding independent director also plays an active role in shaping agendas for board meetings. Mr. Shennan was selected after the 2006 Annual Meeting of Shareholders as the presiding director under the current guidelines and his current term expires at the board meeting immediately following the annual meeting in March 2008. The presiding director is limited to two consecutive two-year terms. Since Mr. Shennan has served for two consecutive terms, the independent directors will select a new presiding director when they meet in March 2008. The independent directors meet in an executive session at each board meeting.

Attendance at Board and Committee Meetings, Annual Meeting

During fiscal 2007, the board of directors held six meetings, the Audit Committee held nine meetings, the Compensation Committee held seven meetings and the Nominating Committee held four meetings. The board and each committee hold an executive session without management present at each of their respective meetings. During fiscal 2007, each director attended at least 75% of all meetings of the board and board committees on which he or she served, other than Sen. Bradley, who attended 71% (five out of seven) of the Compensation Committee meetings because two special meetings were called with relatively short advance notice after Sen. Bradley’s time had been committed elsewhere.

Our Corporate Governance Principles and Practices require each board member to attend our annual meeting of shareholders except for absences due to causes beyond the reasonable control of the director. There were 11 directors at the time of the 2007 Annual Meeting of Shareholders and all 11 attended the meeting.

Our Director Nominations Process

Our Policy on Director Nominations is available at www.starbucks.com/aboutus/corporate_governance.asp. The purpose of the nominations policy is to describe the process by which candidates for possible inclusion in our recommended slate of director nominees (the “candidates”) are selected. The nominations policy was approved by the full board and is administered by the Nominating Committee.

Minimum Criteria for Board Members

Each candidate must possess at least the following specific minimum qualifications:

•	Each candidate shall be prepared to represent the best interests of all shareholders and not just one particular constituency;

•	Each candidate shall be an individual who has demonstrated integrity and ethics in his/her personal and professional life and has established a record of professional accomplishment in his/her chosen field;

•	No candidate, or family member (as defined in Nasdaq rules), or affiliate or associate (as defined in federal securities laws) of a candidate, shall have any material personal, financial or professional interest in any present or potential competitor of Starbucks;

•	Each candidate shall be prepared to participate fully in board activities, including active membership on at least one board committee and attendance at, and active participation in, meetings of the board and the committee(s) of which he or she is a member, and not have other personal or professional commitments that would, in the Nominating Committee’s sole judgment, interfere with or limit his or her ability to do so; and

•	Each candidate shall be willing to make, and financially capable of making, the required investment in our stock in the amount and within the timeframe specified in the Corporate Governance Principles and Practices and described on page 15 of this proxy statement.

Desirable Qualities and Skills

In addition, the Nominating Committee also considers it desirable that candidates possess the following qualities or skills:

•	Each candidate should contribute to the board’s overall diversity — diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics;

•	Each candidate should contribute positively to the existing chemistry and collaborative culture among board members; and

•	Each candidate should possess professional and personal experiences and expertise relevant to our goal of being one of the world’s leading consumer brands. At this stage of our development, relevant experiences might include, among other things, large-company CEO experience, senior-level international experience, senior-level multi-unit small box retail or restaurant experience and relevant senior-level expertise in one or more of the following areas — finance, accounting, sales and marketing, organizational development, information technology and public relations.

Internal Process for Identifying Candidates

The Nominating Committee has two primary methods for identifying candidates (other than those proposed by shareholders, as discussed below). First, on a periodic basis, the Nominating Committee solicits ideas for possible candidates from a number of sources — members of the board; senior-level Starbucks executives; individuals personally known to the members of the board; and research, including database and Internet searches.

Second, the Nominating Committee may from time to time use its authority under its charter to retain at our expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). If the Nominating Committee retains one or more search firms, they may be asked to identify possible candidates who meet the minimum and desired qualifications expressed in the nominations policy, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the board, the Nominating Committee and each candidate during the screening and evaluation process, and thereafter to be available for consultation as needed by the Nominating Committee.

The nominations policy divides the process for candidates proposed by shareholders into the general nomination right of all shareholders and proposals by “qualified shareholders” (as described below).

General Nomination Right of All Shareholders

Any Starbucks shareholder may nominate one or more persons for election as a director at an annual meeting of shareholders if the shareholder complies with the notice, information and consent provisions contained in our bylaws. We have an advance notice bylaw provision. In order for the director nomination to be timely, a shareholder’s notice to our executive vice president, general counsel and secretary must be delivered to our principal executive offices not less than 120 days prior to the anniversary of the date of our proxy statement released to shareholders in connection with the previous year’s annual meeting. The procedures described in the next paragraph are meant to establish an additional means by which certain shareholders can have access to our process for identifying and evaluating candidates and is not meant to replace or limit shareholders’ general nomination rights in any way.

Proposals by Qualified Shareholders

In addition to those candidates identified through its own internal processes, in accordance with the nominations policy, the Nominating Committee will evaluate a candidate proposed by any single shareholder or group of shareholders that has beneficially owned more than 5% of our common stock for at least one year (and will hold the required number of shares through the annual meeting of shareholders) and that satisfies the notice, information and consent provisions in the nominations policy (a “qualified shareholder”). All candidates (whether identified internally or by a qualified shareholder) who, after evaluation, are then recommended by the Nominating Committee and approved by the board, will be included in our recommended slate of director nominees in our proxy statement.

In order to be considered by the Nominating Committee for an upcoming annual meeting of shareholders, notice from a qualified shareholder regarding a potential candidate must be received by the Nominating Committee not less than 120 calendar days before the anniversary of the date of our proxy statement released to shareholders in connection with the previous year’s annual meeting.

Any candidate proposed by a qualified shareholder must be independent of the qualified shareholder in all respects as determined by the Nominating Committee or by applicable law. Any candidate submitted by a qualified shareholder must also meet the definition of an “independent director” under Nasdaq rules.

Evaluation of Candidates

The Nominating Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

If, based on the Nominating Committee’s initial evaluation, a candidate continues to be of interest to the Nominating Committee, the chair of the Nominating Committee will interview the candidate and communicate the chair’s evaluation to the other Nominating Committee members, the chairman of the board, and the president and chief executive officer. Later reviews will be conducted by other members of the Nominating Committee and senior management. Ultimately, background and reference checks will be conducted and the Nominating Committee will meet to finalize its list of recommended candidates for the board’s consideration.

Timing of the Identification and Evaluation Process

Our fiscal year ends each year on the Sunday closest to September 30. The Nominating Committee usually meets in September and November to consider, among other things, candidates to be recommended to the board for inclusion in our recommended slate of director nominees for the next annual meeting and our proxy statement. The board usually meets each November to vote on, among other things, the slate of director nominees to be submitted to and recommended for election by shareholders at the annual meeting, which is typically held in February or March of the following calendar year.

Future Revisions to the Nominations Policy

The nominations policy is intended to provide a flexible set of guidelines for the effective functioning of our director nominations process. The Nominating Committee intends to review the nominations policy at least annually and anticipates that modifications will be necessary from time to time as our needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating Committee may amend the nominations policy at any time, in which case the most current version will be available on our web site.

Corporate Governance Materials Available on the Starbucks Web Site

Our Corporate Governance Principles and Practices are intended to provide a set of flexible guidelines for the effective functioning of the board and are reviewed regularly and revised as necessary or appropriate in response to changing regulatory requirements and evolving best practices. They are posted on the Corporate Governance section of our web site at www.starbucks.com/aboutus/corporate_governance.asp.

In addition to our Corporate Governance Principles and Practices, other information relating to corporate governance at Starbucks is available on the Corporate Governance section of our web site, including:

•	Restated Articles of Incorporation

•	Amended and Restated Bylaws

•	Audit and Compliance Committee Charter

•	Compensation and Management Development Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Director Nominations Policy

•	Standards of Business Conduct (applicable to directors, officers and partners)

•	Code of Ethics for CEO and Finance Leaders

•	Procedure for Communicating Complaints and Concerns

•	Audit and Compliance Committee Policy for Pre-Approval of Independent Auditor Services

You may obtain copies of these materials, free of charge, by sending a written request to: executive vice president, general counsel and secretary, Starbucks Corporation, 2401 Utah Avenue South, S-LA1, Seattle, Washington, 98134. Please specify which documents you would like to receive.

Contacting the Board of Directors

The Procedure for Communicating Complaints and Concerns describes the manner in which interested persons can send communications to our board of directors, the committees of the board and to individual directors and describes our process for determining which communications will be relayed to board members. This complaints and concerns procedure provides that interested persons may telephone their complaints and concerns by calling the Starbucks Auditline at 1-800-300-3205 or sending written communications to the board, committees of the board and individual directors by mailing those communications to our third-party service provider for receiving these communications at:

Starbucks Corporation
[Addressee*]
P.O. Box 34507
Seattle, WA 98124

*	Audit and Compliance Committee of the Board of Directors
Compensation and Management Development Committee of the Board of Directors
Nominating and Corporate Governance Committee of the Board of Directors
Name of individual director

Compensation of Directors

Compensation Program for Non-Employee Directors

From 2003 through fiscal 2007, the annual compensation program for non-employee directors provided that for each fiscal year of service each non-employee director received a total of $200,000, comprised of (i) a retainer of $100,000, which may be in the form of cash, stock options or a combination of both at the director’s election, and (ii) $100,000 in equity compensation in the form of stock options. Effective for fiscal 2008, the annual compensation program for non-employee directors provides for a total of $240,000 per year in compensation, also split evenly as $120,000 in annual retainer and $120,000 in equity compensation. This new compensation program was approved by our board of directors in May 2007, on the recommendation of the Nominating Committee following its biennial non-employee director compensation review required by its charter and our Corporate Governance Principles and Practices. We pay at least 50% of non-employee director compensation in the form of stock options in order to align the interests of non-employee directors with shareholders. We do not pay chair or meeting fees as part of our non-employee director compensation program.

When it considered and ultimately recommended an increase in non-employee director compensation effective for fiscal 2008, the Nominating Committee reviewed competitive market data prepared by Towers Perrin for the same comparator group used to benchmark executive compensation. Information about this comparator group is provided on page 21. The newly increased level of non-employee director compensation falls between the 75th and 90th percentile among comparator group companies. The board believes this level is appropriate to attract and retain top board candidates. Based on the biennial review cycle noted above, we do not expect the board to review non-employee director compensation again prior to May 2009.

New non-employee directors first become eligible to receive the regular annual compensation in the first full fiscal year after they join the board. In addition to the annual compensation program, upon first joining the board non-employee directors are granted an initial stock option to acquire 30,000 shares of our common stock under the 2005 Non-Employee Director Sub-Plan to our 2005 Long-Term Equity Incentive Plan. The initial stock option grant vests in equal annual installments over a three-year period. None of the directors in the table below was granted an initial stock option in fiscal 2007.

Stock options have an exercise price equal to the closing market price of our common stock on the grant date. The number of options covered by each annual grant is determined by dividing the equity compensation amount for each director by the closing market price of our common stock on the grant date, multiplied by three. For example, for $100,000 of equity compensation and a closing market price of $25 per share on the grant date, the director would receive 12,000 stock options, which is the result of $100,000 divided by $25, or 4,000, multiplied by 3. Annual stock options vest one year after the date of grant. Stock options granted to non-employee directors generally cease vesting as of the date he or she no longer serves on the board. However, unvested stock options will vest in full upon a non-employee director’s death or “retirement” (generally defined as leaving the board after attaining age 55 and at least six years of board service) or upon a change in control of Starbucks (described beginning on page 39).

Directors who are also Starbucks partners (Messrs. Schultz and Behar), do not participate in the compensation program for non-employee directors. For fiscal 2007, Messrs. Schultz and Donald (who was our president and chief executive officer through January 7, 2008) were compensated as executive officers, as described in the section “Executive Compensation” beginning on page 18. Mr. Behar is compensated pursuant to the employment arrangement described in the section “Certain Relationships and Related Transactions” beginning on page 41.

Fiscal 2007 Compensation of Non-Employee Directors

The following table shows fiscal 2007 compensation recognized for financial statement reporting purposes of our non-employee directors (as described further in footnote 1 below). Consequently, the amounts reflected in the “Options Awards” column below also include amounts from awards granted in prior years.

Fiscal 2007 Director Compensation

	Fees Earned
	or Paid in	Option
	Cash	Awards	Total
Name	($)	($)(1)	($)

Barbara Bass	—	261,247	261,247
William W. Bradley	—	239,583	239,583
Mellody Hobson	—	400,981	400,981
Olden Lee	—	254,421	254,421
James G. Shennan, Jr.	100,000	130,631	230,631
Javier G. Teruel	—	468,338	468,338
Myron E. Ullman, III	—	254,421	254,421
Craig E. Weatherup	—	261,247	261,247

(1)	These amounts reflect the aggregate compensation costs for financial statement reporting purposes for fiscal 2007 under Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” (“SFAS 123R”), for stock options granted in fiscal 2007 and fiscal 2006, and for Ms. Hobson’s and Mr. Teruel’s initial grants, which were granted in fiscal 2005. These amounts do not reflect amounts paid to or realized by the director for fiscal 2007. The full grant date fair value of the stock option awards granted in fiscal 2007 to each director other than Mr. Shennan (who elected to receive his retainer in cash), computed in accordance with SFAS 123R, was $261,247. The SFAS 123R full grant date fair value of the stock option award granted in fiscal 2007 to Mr. Shennan was $130,631. For information on the method and assumptions used to calculate the compensation costs, see Note 13 to our audited consolidated financial statements in our 2007 10-K. In calculating expense for non-employee director stock options for financial statement reporting purposes, we do not assume any service-based forfeitures. As of September 30, 2007, the aggregate number of shares underlying outstanding option awards for each non-employee director were: Ms. Bass — 514,556 shares; Mr. Bradley — 97,171 shares; Ms. Hobson — 96,051 shares; Mr. Lee — 157,409 shares; Mr. Shennan — 457,082 shares; Mr. Teruel — 96,051 shares; Mr. Ullman — 157,409 shares; and Mr. Weatherup — 515,785 shares.

Former Deferred Compensation Plan

Non-employee directors formerly could defer all or a portion of their compensation in the form of unfunded deferred stock units under a directors’ deferred compensation plan. The board terminated future deferrals under the plan during fiscal 2005, so no further compensation may be deferred. Amounts previously deferred are unaffected and deferred stock units credited to non-employee directors who had previously deferred compensation under the plan remain outstanding. We do not provide above-market or preferential earnings on these amounts. Deferred stock units are settled in an equal number of shares of Starbucks common stock when plan participants leave the board. Deferred stock units cannot be voted or transferred. The number of deferred stock units held by each director is shown in the beneficial ownership table on page 16.

Director Stock Ownership Guidelines

The board adopted stock ownership guidelines for non-employee directors in fiscal 2003. The original guidelines required a $200,000 investment within four years. In May 2007, the board revised the guidelines in connection with the increase to non-employee director compensation described above. The revised guidelines increase the required investment in our common stock by $40,000 to $240,000, so the guidelines will continue to correspond to the value of annual compensation. All future non-employee directors will have four years from their election to the board to achieve the $240,000 investment. Existing directors have two years from their original deadline to achieve the additional $40,000 investment. Vested stock options do not count toward meeting the requirement. Each director must continue to hold the shares purchased as a result of this investment for so long as he or she serves on our board. All non-employee directors are in compliance with the guidelines. Ms. Hobson and Mr. Teruel have not yet served on the board for four years and are working toward making the required investment.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information concerning the “beneficial ownership” of our common stock by (i) those persons who we know to beneficially own more than 5% of our outstanding common stock, (ii) our directors, (iii) the “named executive officers” listed in the Summary Compensation Table on page 32, and (iv) all of our current directors and executive officers as a group. “Beneficial ownership” is a concept which takes into account shares that may be acquired within 60 days (such as by exercising vested stock options) and shares as to which the named person has or shares voting and/or investment power. Information provided for Sands Capital Management, LLC is based on the latest Schedule 13G report it had filed with the SEC as of the date of this proxy statement. Information for all other persons is provided as of December 1, 2007. Except as otherwise noted, the beneficial owners listed have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1%.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership		Percent of Class(1)

Sands Capital Management, LLC	42,254,297	(2)	5.8
Howard Schultz	32,212,317	(3)	4.4
James L. Donald	2,963,702	(4)	*
Barbara Bass	549,122	(5)	*
Howard P. Behar	675,745	(6)	*
William W. Bradley	107,227	(7)	*
Mellody Hobson	77,451	(8)	*
Olden Lee	176,331	(9)	*
James G. Shennan, Jr.	725,566	(10)	*
Javier G. Teruel	76,051	(11)	*
Myron E. Ullman, III	197,409	(12)	*
Craig E. Weatherup	555,785	(13)	*
Michael Casey	2,573,846	(14)	*
Martin Coles	421,741	(15)	*
James C. Alling	982,974	(16)	*
All current directors and executive officers as a group (19 persons)	41,291,291	(17)	5.5

(1)	Based on 726,521,443 shares of our common stock outstanding on December 1, 2007. In accordance with SEC rules, percent of class as of December 1, 2007 is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities exercisable by that person or group within 60 days.

(2)	Sands Capital Management, LLC stated in its Schedule 13G filing with the SEC on February 10, 2006 that, of the 42,254,297 shares beneficially owned, it (a) has sole voting power with respect to 29,629,905 shares, (b) sole dispositive power with respect to all 42,254,297 shares, and (c) shares neither voting nor dispositive power with respect to any shares. According to the 13G filing, the address of Sands Capital Management, LLC is 1100 Wilson Blvd., Suite 3050, Arlington, Virginia 22209.

(3)	Includes 11,078,536 shares subject to options exercisable within 60 days of December 1, 2007 and 5,446,624 shares pledged to secure a line of credit. Also includes 124,144 shares of common stock held by the Schultz Family Foundation as to which Mr. Schultz disclaims beneficial ownership. As more fully discussed on page 28, also includes 3,394,184 deferred stock units representing stock option gains that were deferred in 1997 into an equivalent number of deferred stock units under our 1997 Deferred Stock Plan. In the event of a stock split, the number of deferred stock units is adjusted proportionately. In November 2006, Mr. Schultz elected to re-defer the distribution of these stock units into an equal number of shares of common stock from December 21, 2007 until the earliest to occur of either (i) his termination of employment with

Starbucks or (ii) December 21, 2012, subject to any additional deferral elections made in accordance with the terms and conditions of the 1997 Deferred Stock Plan and approved by the Compensation Committee.

(4)	Includes 2,963,702 shares subject to options exercisable within 60 days of December 1, 2007.

(5)	Includes 514,556 shares subject to options exercisable within 60 days of December 1, 2007. Also includes 28,000 shares held indirectly by a trust and 6,566 deferred stock units under our Non-Employee Director Deferral Plan.

(6)	Includes 638,164 shares subject to options exercisable within 60 days of December 1, 2007.

(7)	Includes 97,171 shares subject to options exercisable within 60 days of December 1, 2007 and 6,566 deferred stock units under our Non-Employee Director Deferral Plan.

(8)	Includes 76,051 shares subject to options exercisable within 60 days of December 1, 2007

(9)	Includes 157,409 shares subject to options exercisable within 60 days of December 1, 2007.

(10)	Includes 457,082 shares subject to options exercisable within 60 days of December 1, 2007, 62,440 shares held by the Shennan Family Partnership, a partnership of which Mr. Shennan is a general partner, 90,000 shares held in trusts of which Mr. Shennan or his spouse is a trustee for the benefit of members of the Shennan family, and 90,000 shares held by Mr. Shennan’s spouse.

(11)	Includes 76,051 shares subject to options exercisable within 60 days of December 1, 2007.

(12)	Includes 157,409 shares subject to options exercisable within 60 days of December 1, 2007.

(13)	Includes 515,785 shares subject to options exercisable within 60 days of December 1, 2007, and 40,000 shares held in a trust of which Mr. Weatherup and his wife are trustees for the benefit of members of the Weatherup family.

(14)	Includes 2,505,832 shares subject to options exercisable within 60 days of December 1, 2007.

(15)	Includes 413,581 shares subject to options exercisable within 60 days of December 1, 2007.

(16)	Includes 874,997 shares subject to options exercisable within 60 days of December 1, 2007.

(17)	Includes 19,501,627 shares subject to options exercisable within 60 days of December 1, 2007. Does not include shares beneficially owned by Michael Casey because Mr. Casey has not been an executive officer since September 30, 2007, when he transitioned from executive vice president, chief financial officer and chief administrative officer to serving as an advisor to our chief executive officer.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee determines our compensation objectives, philosophy and forms of compensation and benefits for all partners, including executives. The committee submits to the independent directors for their review and approval several key compensation elements for our executive officers. As noted in the “Compensation Committee” section beginning on page 6, several members of senior management participate in the committee’s executive compensation process, and the committee regularly receives reports and recommendations from its compensation consultant. This Compensation Discussion and Analysis discusses and analyzes our executive compensation program and the amounts shown in the executive compensation tables that follow.

Executive Compensation Program Objectives and Design

Our executive compensation program is designed to achieve four key objectives:

•	Attract and Retain Top Talent. Attract and retain executives critical to our long-term success.

•	Pay for Performance. Align executive compensation with company, business unit and individual performance on both a short-term and long-term basis.

•	Place Majority of Pay “At Risk”. Align executive compensation with shareholder interests by placing a significant majority of total direct compensation “at risk”, and increasing the pay “at risk” as we give executives greater levels of responsibility. “At risk” means the executive will not realize value unless performance goals, the majority of which are directly tied to Company performance, are achieved (for bonuses) or our stock price appreciates (for stock options).

•	Be True to Our Values. Support our mission statement and guiding principles.

To achieve those objectives, we structured our executive compensation program to:

•	Be competitive with compensation paid by companies in the same market for executive talent.

•	Reward performance by linking compensation to (i) company and, for some executives as appropriate, business unit performance, and (ii) achievement of individual performance bonus goals for executives other than the chairman and the president and chief executive officer.

•	Drive long-term shareholder returns by delivering a majority of executive compensation in the form of stock options which will have value only if our stock price increases.

•	Align executive and shareholder interests by requiring executives to own our stock.

•	Provide limited executive perquisites.

In this proxy statement, the term “executive officers” means our most senior executives, who are all listed under the heading “Executive Officers” in our 2007 10-K (available on our web site at http://investor.starbucks.com). The term “named executive officers” means the five executive officers named in the compensation tables that follow. “Committee” or “Compensation Committee” means the Compensation and Management Development Committee of the board.

Starbucks Total Pay Philosophy

Our “Total Pay” philosophy is to recognize and reward the contributions of all partners, including executives, in achieving our strategic goals and business objectives, while aligning our compensation program with our mission statement and guiding principles. You can find a copy of our mission statement and guiding principles on our web site in the “About Us” section. We regularly assess our pay package, and we adjust it as appropriate to remain competitive and enable us to attract and retain our partners. We also offer a comprehensive benefits package, including comprehensive health care to all eligible full- and part-time partners in the U.S. and internationally (except in countries where the government provides health care), and provide a broad-based stock option program to all eligible global partners, and partner stock purchase programs in the U.S., Canada and the U.K. We believe our

Total Pay practices motivate our executives to build long-term shareholder value, and take care of the partners who take care of our customers.

Elements of Executive Compensation Program

The following table lists the elements of our fiscal 2007 executive compensation program and the primary purpose of each.

Element	Objectives and Basis	Form

Base salary	Provide base compensation that is competitive for each role	Cash
Annual Incentive Bonus	Annual incentive to drive company, business unit where appropriate, and individual performance	Cash
Long-Term Incentive	Long-term incentive to drive company performance and align executives’ interests with shareholders’ interests; retain executives through long-term vesting and potential wealth accumulation	Stock options
Perquisites and Other Executive Benefits	Provide for the safety and wellness of our executives, and other purposes as discussed below	Various (see analysis below)
Discretionary Bonuses and Equity Awards	Attract top executive talent from other companies; retain executives through long-term vesting and potential wealth accumulation	Cash, stock options, restricted stock units
Deferred Compensation	Provide tax-deferred means to save for retirement	Eligibility to participate in 401(k) plan and non-qualified management deferred compensation plan
General Partner Benefits	Offer competitive benefits package that includes all benefits offered to partners generally	Eligibility to participate in partner health and welfare plans, stock purchase plan and other broad-based partner benefits

Introduction of Restricted Stock Units for Officers on a Limited Basis

Our shareholder-approved equity compensation plan permits a variety of equity awards. For the last several years, we have considered whether to grant awards other than stock options as part of our long-term incentive compensation strategy. In late fiscal 2007, for the first time, we granted restricted stock units to four senior officers (including one executive officer but no named executive officers) for retention purposes. However, as in prior years, we awarded stock options to executives and other senior officers in November 2007 for the fiscal 2008 annual grant. We will continue to evaluate which equity award vehicles achieve the best balance between continuing our successful practice of providing equity-based compensation, and creating and maintaining long-term shareholder value.

Determining Executive Compensation at Starbucks

Annual executive compensation decisions are made at the November Compensation Committee meeting, which is the committee’s first regular meeting after fiscal year-end. When making executive compensation decisions, the committee reviews tally sheets showing, for each executive officer: (i) targeted value of base pay, bonus and stock options for the current year and each of the past several years; (ii) actual realized value for each of the past several years (the sum of cash received, stock option gains realized, and the value of perquisites and other benefits); (iii) the amount of unrealized value from prior stock option grants and accumulated deferred compensation; and (iv) the amount the executive could realize upon a change of control, which for Starbucks includes only amounts from the acceleration of stock option vesting. The committee uses the tally sheets for several purposes. First, it uses tally sheets as a reference to ensure committee members understand the total compensation provided to executives each year and over a multi-year period. Tally sheets also enable the committee to validate its strategy of paying a substantial majority of executive compensation in the form of stock options, by showing amounts realized by executives from prior stock option grants. The committee’s review of tally sheets sometimes leads to changes in the perquisites and other benefits provided, such as during fiscal 2007 when the committee transitioned from treating personal use of corporate aircraft as a perquisite to requiring executives to reimburse Starbucks for their personal flights.

When making compensation decisions the committee begins by reviewing competitive market data to see how our executive pay levels compare to other companies. However, the committee does not use formulas or rigidly set the compensation of our executives based on this data. The committee then considers recommendations and input from management, and input from its consultant, as described on page 7 above. As noted above, management and the consultant did not provide specific compensation recommendations for Messrs. Schultz and Donald (our former president and chief executive officer). Recommendations and input are influenced by factors that may vary from year to year, but typically include prior year company and business unit financial performance and shareholder return, internal pay equity (i.e., considering pay for similar jobs and jobs at different levels within Starbucks), compensation history, including stock options awarded in prior years, and whether individual performance was particularly strong or weak in the prior year. The committee also considers how it can optimize our tax deductibility of executive compensation under Section 162(m) of the federal tax code by delivering compensation that is performance-based to the greatest extent possible while also delivering non-performance-based elements at competitive levels. The committee applies the factors it deems most relevant for the particular fiscal year to the most recent market data available to set compensation at the desired competitive positioning.

The primary factors that drove the committee’s executive compensation decisions for fiscal 2007 were:

•	Company financial performance that met the fiscal 2007 earnings per share target of $0.87, but did not meet internal fiscal 2007 operating profit targets either for Starbucks as a whole or for the U.S. business segment (our largest business segment);

•	A negative one-year total shareholder return in fiscal 2007 of -23%;

•	Retention concerns; and

•	Paying executives in new roles competitively.

Setting the Pay Mix

The committee and the independent directors determine what portion of each executive’s compensation will be “at risk,” with the at risk portion increasing as we give executives greater levels of responsibility. The percentage of each named executive officer’s fiscal 2007 target total direct compensation that was at risk as of the time it was initially approved is set forth in the table below. We define fiscal 2007 at risk compensation to include target bonuses under our executive bonus plan for fiscal 2007 and target economic value of stock options awarded in fiscal 2007. The percentage below is calculated by dividing (i) the at risk compensation amount by (ii) total direct compensation, which includes the at risk compensation plus fiscal 2007 base salary. Mr. Casey did not receive a stock option grant in fiscal 2007 because he received an unusually large grant of 400,000 stock options in fiscal 2006 in recognition of his outstanding performance in fiscal 2005 and for retention purposes. Consequently, Mr. Casey’s fiscal 2007 at risk compensation was much lower than normal. Mr. Coles received two stock option grants during fiscal 2007, also as shown in the table on page 33.

Named Executive Officer	Fiscal 2007 Pay ‘‘At Risk” (%)

Howard Schultz	87
James L. Donald	89
Martin Coles	84
Michael Casey	33
James C. Alling	78

Comparator Companies and Benchmarking

The committee refers to executive compensation surveys prepared by Towers Perrin when it reviews and approves executive compensation. As discussed on page 8, Towers Perrin will continue to prepare these surveys in connection with management’s recommendations; Frederic W. Cook will review and validate surveys for the committee. The surveys reflect compensation levels and practices for executives holding comparable positions at targeted comparator group companies, which helps the committee set compensation at competitive levels. The committee, with assistance from its consultant (Towers Perrin through fiscal 2007 and Frederic W. Cook beginning in fiscal 2008), annually reviews specific criteria and recommendations regarding companies to add or remove from the comparator group. The committee’s primary criteria are market capitalization, revenue and industry; secondary criteria are growth in revenue, earnings per share and total shareholder return; and other criteria are number of employees and global brand recognition and operations.

By applying these criteria the committee selected a fiscal 2007 comparator group of 18 companies, as shown in the table below. The comparator group did not change from fiscal 2006 to fiscal 2007. Although changes to the comparator group are made when appropriate, the committee prefers to keep the group substantially consistent from year to year to produce more consistent and useful compensation benchmarking.

Starbucks Fiscal 2007 Executive Compensation Comparator Companies
Specialty Retail	Consumer Products	Restaurants	Supply Chain/Logistics

Bed Bath & Beyond	Avon Products	Brinker International	FedEx
Best Buy	Clorox	McDonald’s
Gap	Colgate-Palmolive	Wendy’s International
Limited Brands	General Mills	YUM! Brands
Polo Ralph Lauren	Hershey Foods
Staples	NIKE
Whole Foods Market

The committee compares each executive officer’s salary, target bonus and long-term incentive compensation value, both separately and in the aggregate, to amounts paid for similar positions at comparator group companies. The committee’s philosophy is to target annual cash compensation to executives, which includes base salary plus target bonus, at approximately the median (or 50th percentile) among comparator group companies. As discussed above, actual total direct compensation varies depending on the factors the committee considers most relevant each year. Target total cash compensation (base salary and target bonus) is set around the beginning of each fiscal year. Long-term incentive compensation awards are granted after the completion of each fiscal year. We use long-term incentive compensation award amounts, currently delivered in the form of stock options, to achieve the desired target total direct compensation for the year. Based on company financial performance in fiscal 2007, in early fiscal 2008 we determined that fiscal 2007 total direct compensation for executive officers generally should be positioned at approximately the 50th percentile of the comparator group companies. Fiscal 2008 stock option grants (granted for fiscal 2007 performance) were used to achieve this target positioning. The data used by the committee in connection with its fiscal 2007 executive total direct compensation decisions shows that, among the 19 companies including the 18 comparator group companies and Starbucks, we ranked:

•	first in one- and three-year revenue growth;

•	in the top third for one- and three-year earnings per share growth and three-year net income growth;

•	in the top half for one-year net income growth; and

•	in the bottom third for one- and three-year total shareholder return.

When determining each element of total direct compensation, which is comprised of base salary, bonus and long-term incentive compensation, the committee reviewed survey data based on a three-year average given the variability in survey data year over year. The committee used this data when making final fiscal 2007 executive compensation decisions early in fiscal 2008. Total direct compensation for all named executive officers other than Mr. Casey was positioned near the median for comparable positions among comparator group companies. Messrs. Schultz, Donald and Alling were positioned slightly below median, and Mr. Coles was positioned slightly above median, reflecting variances in each executive’s individual performance in fiscal 2007 as discussed more below under the Fiscal 2007 Executive Management Bonus Plan Payouts to Named Executive Officers table on page 25. Mr. Casey did not receive a stock option grant for fiscal 2007 performance due to his impending retirement.

Analysis of Executive Compensation Elements

Base Salary.  We set executive base salaries at levels we believe are competitive based on each individual executive’s roles and responsibilities. We review base salaries for executive officers on an annual basis, and at the time of hire, promotion or other change in responsibilities. Base salary changes also impact target bonus amounts, and actual bonus payouts, which are based on a percentage of base salary. When reviewing each executive’s base salary, we consider the level of responsibility and complexity of the executive’s job, whether individual performance in the prior year was particularly strong or weak, how the executive’s salary compares to the salaries of other Starbucks executives, and the salaries paid by comparator group companies for the same or similar positions. Consistent with the philosophy discussed above, our executive base salaries generally are set at approximately the median or 50th percentile of salaries paid by comparator companies for comparable positions. However, as discussed above, in specific cases we set base salaries higher or lower than the median where appropriate. Fiscal 2007 executive base salaries remained unchanged from fiscal 2006 levels because we believed fiscal 2006 levels remained competitive and no other factors warranted an increase.

Annual Incentive Bonus.  We provide an annual incentive bonus opportunity for executive officers to drive company, business unit where appropriate, and individual performance on a year-over-year basis. For fiscal 2007, we designated the eight executive officers with a title of executive vice president or above, including all of the named executive officers, to participate in the Executive Management Bonus Plan at target bonus amounts expressed as a percentage of base salary. The target bonus amounts were established so that, when combined with base salary, total cash compensation was targeted at approximately the 50th percentile of comparator companies. The fiscal 2007 target bonus amounts and weighting between objective and individual performance goals for the named executive officers are shown in the table on page 25.

Individual Performance Goals

All executive officers participating in the Executive Management Bonus Plan for fiscal 2007, other than Messrs. Schultz and Donald, had individual performance goals under the plan. For fiscal 2007, we based bonus payouts to Messrs. Schultz and Donald solely on achievement of the objective performance goals, as described below, because they were responsible for the financial performance of the whole company. For fiscal 2008, the bonus payout to Mr. Schultz will continue to be based solely on the achievement of objective performance goals. For other executives, we believe individual bonus goals are appropriate primarily to drive individual performance against strategic corporate initiatives. Individual bonus goals may be set within, but are not limited to, the following five categories:

•	Financial and/or business performance;

•	Partner development;

•	Organizational effectiveness;

•	Strategic focus; and

•	Personal development.

Individual bonus goals vary depending on our strategic plan initiatives and each executive’s responsibilities. Individual bonus goals comprised 20% of total incentive bonus goal weighting in fiscal 2007 for all executive officers other than Messrs. Schultz and Donald. Individual bonus goals for fiscal 2007 under the annual incentive plan for the other named executive officers and the weighted percentage of total bonus goals assigned to each were:

•	Martin Coles: initiatives focused on our international business, related to (i) partner (employee) development (4%), (ii) meeting the fiscal 2007 international business profit target (4%), (iii) maintaining Starbucks as a “best place to work” (3%), (iv) product category and brand development (3%), (v) new store development (3%), and (vi) developing international markets (3%).

•	Michael Casey: (i) successful transition to new chief financial officer (5%), (ii) oversight of technology initiatives (5%), (iii) strategic projects assigned by the chief executive officer (5%), and (iv) leadership of cost-savings initiatives (5%).

•	James C. Alling: (i) meeting the fiscal 2007 U.S. business profit target (8%), (ii) partner (employee) development (3%), (iii) broadening exposure and influence in other areas of our business (3%), (iv) increasing customer satisfaction (3%), and (v) cost-savings initiatives (3%).

Objective Performance Goals

For fiscal 2007, the objective performance goal for each executive officer was adjusted earnings per share. During the course of fiscal 2007 we evaluated whether business unit performance or operating income should be a primary objective measure. Since business unit performance and operating income track core operating performance more closely than earnings per share, we decided to base the fiscal 2008 objective performance measures on a mix of either business unit performance (for executives responsible for a single business unit) or operating income (for executives with responsibilities that cross business units) and, to a lesser extent, adjusted earnings per share. Those objective measures also align with our fiscal 2008 general management incentive plan.

The fiscal 2007 objective performance measure was adjusted earnings per share, rather than actual earnings per share calculated under generally accepted accounting principles, because we believe adjusted earnings per share gives executives a more certain target that is within their sphere of control and accountability. This avoids potentially interfering with the incentive purpose of the awards by increasing or reducing actual bonus payouts based on accounting impacts of extraordinary events and changes in accounting rules. Earnings per share is adjusted to exclude the impact of any (i) significant acquisitions or dispositions of businesses, (ii) one-time, non-operating charges and (iii) accounting changes (including early adoption of any accounting change mandated by any governing body, organization or authority). Adjusted earnings per shares is also adjusted for any stock split, stock dividend or other recapitalization. As shown in the table below, target adjusted earnings per share for fiscal 2007 was $0.87-0.88. To provide greater incentive for greater performance, the fiscal 2007 Executive Management Bonus Plan had a sliding scale which provided for bonus payouts greater than the target bonus if adjusted earnings per share was $0.89 or more (up to a 200% payout for $0.92 or greater) or less than the target bonus if adjusted earnings per share was $0.86 or lower (subject to a threshold adjusted earnings per share of $0.84). Fiscal 2007 adjusted earnings per share was $0.87, providing for a potential 100% payout. There were no adjustments to earnings per share based on the permitted adjustments described above.

In setting the objective performance target, we consider target Company performance under the board-approved annual operating and long-term strategic plans, the potential payouts based on achievement at different levels on the sliding scale and whether the portion of incremental earnings paid as bonuses rather than returned to shareholders is appropriate. Objective performance goals are then targeted where they (i) require significant year-over-year growth in our business and (ii) are not easy to achieve. For example, 23% growth in earnings per share from $0.71 in fiscal 2006 (19% growth over fiscal 2006 earnings per share of $0.73 before the effect of a change in accounting principle) was required in order to achieve the target fiscal 2007 adjusted earnings per share of $0.87-0.88, and 18% adjusted earnings per share growth was required to permit even the threshold 25% payout for adjusted earnings per share of $0.84. For every cent of adjusted earnings per share over the target, we believe it is appropriate to provide for increased executive bonuses due to the significant shareholder returns commonly generated by above-target earnings per share performance. The committee and the independent directors have the discretion to reduce the awards paid, but do not have discretion to increase payouts that are based on achievement of the objective performance goal or make a payout based on the objective performance goal if the threshold target is not achieved.

Fiscal 2007 Executive Management Bonus Plan Permitted Payout
for Achievement of Objective Performance Goal
Adjusted EPS	% of Payout	Impact
$0.92 or greater	200%	ý % of Payout is applied to both

$0.91	175%	objective and individual

$0.90	150%	performance goal targets.

$0.89	125%

$0.87 - $0.88	100%	Target Adjusted EPS

$0.86	75%	ý

$0.85	50%	% of Payout is applied only to

$0.84	25%	objective performance goal target.

Less than $0.84	0%

The Executive Management Bonus Plan does not permit a payout of more than $3.5 million to any executive officer for any single fiscal year based on achievement of objective performance goals. The total bonus award is determined based on the extent to which objective performance and individual performance goals were achieved. Company performance above the objective target raises the payouts related to both the objective performance goal and the individual performance goals, if any. Company performance below the objective target automatically reduces only the payout related to the objective goal, not the individual performance goals, because we want executives to have the same incentive to achieve their individual performance goals even if our financial performance tracks below the target during the course of the fiscal year.

After the end of fiscal 2007, the committee determined the extent to which the performance goals were achieved, and subsequently approved, certified and recommended to the independent directors (who also approved and certified) the amount of the award to be paid to each participant in the plan. The table below shows the fiscal 2007 target bonus for each named executive officer as compared to the actual fiscal 2007 bonus payout.

Fiscal 2007 Target Bonus VS. Actual Payout
	Target Bonus (as a	Actual Payout
Named Executive Officer	% of Base Pay)(1)	(as a % of Base Pay)(1)

Howard Schultz	100%	0%
James L. Donald	100%	0%
Martin Coles	65%	32.2%
Michael Casey	50%	24.5%
James C. Alling	65%	0%

(1)	The Target Bonus column is from column (b) in the table below and the Actual Payout column is from column (h) in the table below, which further describes the calculation of the fiscal 2007 bonus payouts.

The following table shows the level of achievement of performance goals and the related bonus paid for each of the named executive officers.

Fiscal 2007 Executive Management Bonus Plan Payouts to Named Executive Officers
			(d)		(e)
		(c)	Actual		Target				(h)
	(b)	Permitted	Objective		Individual	(f)			Actual
	Target Bonus	Objective Goal	Goal Payout		Goal Payout	Individual Goal		(g)	Payout (as
(a)	(as a % of	Payout (as a %	(as a % of		(as a % of	Payout (as a %		Actual	a % of
Named Executive Officer	Base Pay)	of Base Pay)(1)	Base Pay)(2)		Base Pay)(3)	of Base Pay)(4)		Payout ($)	Base Pay)

Howard Schultz	100%	100%	0%		N/A	N/A		0	0%
James L. Donald	100%	100%	0%		N/A	N/A		0	0%
Martin Coles	65%	52%	19.5%		13%	12.7%		233,552	32.2%
Michael Casey	50%	40%	15%		10%	9.5%		155,575	24.5%
James C. Alling	65%	52%	0	%(5)	13%	0	%(5)	0	0%

(1)	Since the fiscal 2007 objective performance goals were achieved (i.e., we achieved targeted adjusted earnings per share), the Executive Management Bonus Plan permits a full payout of the objective goal portion at the target level. The amounts reflected in column (c) above are equal to the amounts reflected in column (b) multiplied by the percentage of target bonus determined by objective performance goals for each named executive officer (which was 80% for each of Messrs. Coles, Casey and Alling). For example, Mr. Casey’s Target Bonus (as a % of Base Pay) was 50% and 80% of his target bonus was determined by the objective performance goal, so the “Permitted Objective Goal Payout (as a % of Base Pay)” for Mr. Casey as reflected in column (c) above was 40%.

(2)	As discussed below, the Compensation Committee exercised its discretion to reduce the objective performance goal portion of the bonus payouts for all named executive officers other than Mr. Alling, who did not qualify for a payout because he did not achieve at least 50% of his individual performance goals. Column (d), “The Actual Objective Goal Payout (as a % of Base Pay), shows the adjusted objective bonus payout amounts.

(3)	The amounts in column (e) “Target Individual Goal Payout (as a % of Base Pay)” are equal to the percentages set forth in column (b) “Target Bonus (as a % of Base Pay)” multiplied by 20% (other than Messrs. Schultz and Donald who had no individual goals), the percentage of target bonus determined by individual performance goals for Messrs. Coles, Casey and Alling. For example, Mr. Casey’s Target Bonus (as a % of Base Pay) was 50%, and 20% of his target bonus was determined by individual performance goals, so Mr. Casey’s Target Individual Goal Payout (as a % of Base Pay) was 10%.

(4)	The amounts set forth in column (f) “Individual Goal Payout (as a % of Base Pay)” reflect the actual bonus amounts payable based upon achievement of each named executive officer’s achievement of his individual performance goals in fiscal 2007.

(5)	Mr. Alling did not receive a payout (please see column (f)) because his individual goal achievement was 45%, primarily due to our U.S. operating segment not achieving its fiscal 2007 operating profit target.

Although we achieved our fiscal 2007 adjusted earnings per share goal, permitting an objective goal payout percentage of 100%, the committee and the independent directors exercised negative discretion to reduce payouts because we did not meet our internal fiscal 2007 operating profit targets for either the total consolidated business or the U.S. business segment (which represented approximately 78% of fiscal 2007 total net revenues). Payouts were reduced also to align more closely with payouts under our general management incentive plan. Since Messrs. Schultz and Donald were responsible for the financial performance of the company as a whole during fiscal 2007, their bonus payouts were reduced to zero. Since Mr. Coles was responsible for the financial performance of the International business, which partially achieved its internal profit goals, during almost all of fiscal 2007, his objective payout percentage was reduced by 37.5%. Mr. Casey’s objective payout percentage also was reduced by 37.5% as the head of our finance function, which successfully controlled costs and accomplished other significant business initiatives during fiscal 2007. So the percentages for Messrs. Coles and Casey set forth in column (d) are the percentages set forth in column (c) multiplied by 37.5%. For example, Mr. Coles “Permitted Objective Goal Payout (as a % of Base Pay)” set forth in column (c) was 52%. 52% × 37.5% = 19.5%, the “Actual Objective Goal Payout (as a % of Base Pay)” reported for Mr. Coles in column (d). Objective payouts to executives leading support functions were also reduced by 37.5% to recognize the success of those functions at controlling costs, which directly contributed to achievement of our fiscal 2007 earnings per share goal.

Long-Term Incentive Compensation.  We design our long-term incentive compensation program to drive long-term Company performance, align the interests of executives with those of our shareholders and retain executives through long-term vesting and wealth accumulation. The committee reviews long-term incentive compensation strategy and vehicles at least annually. In fiscal 2007, as in prior years, long-term performance-based compensation of executive officers took the form of stock option awards. As noted above, one non-named executive officer and four senior officers received a grant of time-vesting restricted stock units in fiscal 2007 for retention purposes. The committee continues to believe that stock options generally are the most appropriate form of long-term incentive compensation to grant to our executives because stock options align their interests with the interests of shareholders by having value only if our stock price increases over time. Moreover, because we do not have a pension or a supplemental executive retirement plan, we believe our executives plan for their retirement substantially through potential wealth accumulation from stock option gains. We do not re-price stock options, and our equity incentive plan prohibits stock option re-pricing absent shareholder approval. Our long-term incentive compensation program is broad-based, with over 85,000 partners in 14 countries at all levels, including qualified part-time partners, receiving equity awards in the most recent regular annual grant in November 2007. The committee continues to believe in the importance of equity compensation for all executive officers and the broad-based partner population, for purposes of partner incentive and retention, and alignment with shareholders.

The number of stock options granted to executive officers is based on a target economic value. As noted above in the benchmarking discussion, we use target stock option values as the variable component to set total direct compensation at the desired target annual total direct compensation level for each executive. We do not consider the realized or unrealized value of prior stock option awards when determining the target economic value of stock option awards because each stock option grant is awarded as an incentive to drive future shareholder return.

Because stock option grant sizes depend on the prior year’s performance, the November 20, 2006 stock option grants shown in the Grants of Plan-Based Awards table on page 33 were awarded in early fiscal 2007 based on fiscal 2006 performance and the related committee decision to target total direct compensation to executives for fiscal 2006 at approximately the 75th percentile of comparator group companies. Because our financial performance was not as strong in fiscal 2007 as it was in fiscal 2006, we targeted total direct compensation at the 50th percentile for fiscal 2007. The table below shows the difference in target value between awards for fiscal 2007 and fiscal 2006 performance. Since grants for fiscal 2007 performance occur during fiscal 2008, the stock options granted for fiscal 2007 performance do not appear in the Grants of Plan-Based Awards table. The amounts shown in the table below represent the target economic value of awards according to a formula used by the Compensation Committee upon recommendation from its consultant. They do not represent the full grant-date fair value calculated under SFAS 123R.

Named Executive	FY08 Option Award Value	FY07 Option Award Value	Difference in Value
Officer	for FY07 Performance ($)	for FY06 Performance ($)	($)

Howard Schultz	5,500,000	7,000,000	(1,500,000)
James L. Donald	5,500,000	7,000,000	(1,500,000)
Martin Coles(1)	2,000,000	1,700,000	300,000
Michael Casey(2)	—	—	—
James C. Alling	600,000	1,700,000	(1,100,000)

(1)	The increased value of Mr. Coles’s target option award value reflects his new role as chief operating officer, which he assumed in September 2007.

(2)	As explained on page 21, Mr. Casey did not receive a stock option grant in fiscal 2007. He also did not receive a grant in fiscal 2008 due to his impending retirement.

Perquisites and Other Executive Benefits.  Our executive compensation program includes limited executive perquisites and other benefits. The aggregate incremental cost of providing perquisites and other benefits to the named executive officers is included in the amount shown in the “All Other Compensation” column of the Summary Compensation Table on page 32 and detailed in the “Fiscal 2007 All Other Compensation” table on page 33. As discussed below, the committee has taken steps to reduce the perquisites provided to executives in order to make our executive compensation program more performance-based. We believe the perquisites and other executive benefits we will continue to provide are representative of benefits offered by the companies with whom we compete for executive talent, and therefore offering these benefits serve the objective of attracting and retaining top executive talent. In the committee’s view, some of the perquisites and other benefits, particularly home and personal security services, are provided for our benefit notwithstanding the related personal benefit to the executive. A discussion and analysis of perquisites follows.

•	Personal Use of Corporate Aircraft. Under our corporate aircraft use policy, the chairman, the president and chief executive officer, the chief financial officer and other members of management with the approval of the chairman or president and chief executive officer, are permitted limited personal use of the corporate-owned aircraft. During fiscal 2007, we transitioned from treating the incremental cost of personal executive aircraft use as a perquisite to requiring executives to reimburse Starbucks for those costs. Those reimbursements are discussed in “Certain Relationships and Related Transactions” on page 41. Under Federal Aviation Administration rules, reimbursement cannot occur for flights that occur before an agreement is executed, so the $25,549 cost of providing one personal flight to Mr. Donald and his family early in fiscal 2007 before his agreement was executed constitutes a perquisite and is included as “All Other Compensation” for Mr. Donald in the Summary Compensation Table on page 32.

•	Security. Under our executive security program, we provide security services to the chairman, the president and chief executive officer, the chief operating officer, and certain other executives. Security services include home security systems and monitoring and, in the case of the chairman, personal security services. The board considers these expenses appropriate to protect Starbucks notwithstanding the incidental personal benefit to the executives.

•	Personal Secretarial Assistance. We provided Mr. Schultz with personal secretarial assistance during fiscal 2007. We do not expect to provide personal secretarial assistance to executives in the future without reimbursement of our cost of doing so.

•	Replacement of Split-Dollar Life Insurance Benefit. In fiscal 2005, we terminated our obligations to pay premiums with respect to split-dollar life insurance arrangements with Mr. Schultz in exchange for an annual cash payment in an amount sufficient to acquire a like benefit. The original split-dollar agreements and policies were put in place over 10 years ago as a benefit to Mr. Schultz. We terminated the agreements due to a change in law, not because we wanted to reduce the scope of benefits provided to Mr. Schultz.

•	Executive Physicals. We offer to pay for an annual physical examination for all senior vice presidents and above, which includes all executive officers. We provide the physicals at minimal cost for our benefit, in an effort to minimize the risk of losing the services of senior management due to unforeseen significant health issues.

•	Executive Life and Disability Insurance. We provide life and disability insurance to our vice presidents and above, including all executive officers, at a higher level than is provided to partners generally. We believe this is a standard benefit offered to management employees by comparator companies.

Discretionary Bonuses and Equity Awards.  We pay sign-on, first-year guaranteed and other bonuses and grant new-hire equity awards where necessary or appropriate to attract top executive talent from other companies. Executives we recruit often have a significant amount of unrealized value in the form of unvested equity and other forgone compensation opportunities. Sign-on and first-year guaranteed bonuses and special equity awards are an effective means of offsetting the compensation opportunities executives lose when they leave a former company to join Starbucks. We typically require newly-recruited executives to return a pro rata portion of their sign-on bonus if they voluntarily leave Starbucks within a certain period (usually one year) after joining us. We did not award a discretionary bonus to any named executive officer in fiscal 2007.

We grant discretionary equity awards from time to time where appropriate to retain key executives or recognize expanded roles and responsibilities. Discretionary equity awards have almost always taken the form of stock options. As noted on page 19, in fiscal 2007 for the first time we granted restricted stock units for retention purposes to four senior officers (including one executive officer who is not a named executive officer). We granted restricted stock units rather than stock options to better serve the retention purpose by ensuring that the awards will have value if they vest since the ultimate value of restricted stock units, unlike stock options, does not depend solely on our stock price increasing over time.

Deferred Compensation.  Some executive officers participate in a management deferred compensation plan, which defers cash compensation. Mr. Schultz also participates in a deferred stock plan.

•	Management Deferred Compensation Plan. We offer participation in the plan to a select group of management and highly-compensated partners, including but not limited to the executive officers, because their participation in our 401(k) plan is limited under federal income tax rules and we believe they should have other similar means of saving for retirement. We do not pay or guarantee above-market returns. The appreciation, if any, in the account balances of plan participants is due solely to contributions by participants, company matching contributions and the underlying performance of the investment funds selected by the participants.

•	1997 Deferred Stock Plan. Under this plan, key partners designated by the committee could elect to defer gains from stock option exercises by being credited with deferred stock units payable in shares of common stock upon the expiration of the deferral period specified by the executive. In September 1997 Mr. Schultz elected to defer receipt of 3,394,184 shares of common stock (as adjusted for stock splits since 1997). In November 2006, with the consent of the committee, Mr. Schultz elected to re-defer receipt of the shares until December 2012 (or earlier if his employment with Starbucks terminates). Although we may consider another re-deferral by Mr. Schultz, we no longer permit new deferrals.

General Partner Benefits.  Executives are eligible to participate in all benefit plans we offer to partners generally. This helps us attract and retain top executive talent.

•	Employee Stock Purchase Plan. Among the plans we offer to U.S. and Canadian partners generally, including executive officers, is our U.S. tax-qualified employee stock purchase plan. Under the plan, eligible partners may acquire our stock at a discount price through payroll deductions. This plan has a three-month look-back and allows participants to buy stock at a 15% discount to the lower of the market price on the first or last trading day of the period. No plan participant may purchase more than $25,000 in market value of our stock under the plan in any calendar year.

Other Policies and Considerations

Internal Pay Equity

Compensation of the Chairman in Relation to the President and Chief Executive Officer for fiscal 2007

As noted above, on January 7, 2008 Mr. Schultz took on the additional role of president and chief executive officer, in addition to his role as chairman, replacing James Donald. Mr. Schultz will not receive any additional compensation in connection with his new position.

When Mr. Schultz relinquished the chief executive officer title in 2000, the Compensation Committee decided that his total direct compensation would continue to be at least as much as the chief executive officer’s. Mr. Schultz’s total direct compensation mirrored the chief executive officer’s for several years, until the former chief executive officer retired after a long tenure and Mr. Donald was promoted to chief executive officer at a lower compensation level than his predecessor. Mr. Schultz’s base salary has remained the same since Mr. Donald was promoted to chief executive officer, while Mr. Donald’s increased over time. The difference in their respective incentive bonus plan payouts, which are a function of base salary, has similarly decreased. Their annual stock option awards have been the same since Mr. Donald became chief executive officer.

For fiscal 2007, we believe it was appropriate for Mr. Schultz’s total direct compensation to be at least as much as the chief executive officer’s because in addition to Mr. Schultz’s responsibilities as chairman of the board, he also had a significant role in:

•	global strategy and development;

•	new business development and innovation;

•	global brand development;

•	category management; and

•	preservation of the values and culture of Starbucks.

Compensation of Other Named Executive Officers in Relation to Each Other and to the Chief Executive Officer

We believe the total fiscal 2007 compensation we paid to each of Messrs. Coles, Casey and Alling, respectively, was appropriate in relation to the others. Mr. Casey’s fiscal 2007 compensation was significantly higher than our other executive vice presidents, and slightly higher than compensation for Messrs. Coles and Alling, due to Mr. Casey’s broad responsibilities as chief financial officer relative to our other executive vice presidents. During almost all of fiscal 2007, Mr. Coles led our international business and Mr. Alling led our United States business. Mr. Coles’s higher compensation reflects the stronger performance of the international business during fiscal 2007 and his promotion to chief operating officer late in the year. We believe the fiscal 2007 total compensation we paid to Messrs. Coles, Casey and Alling in relation to the compensation we paid Mr. Schultz and Mr. Donald, respectively, is reasonable and appropriate given each executive’s responsibilities and fiscal 2007 performance.

Change-in-Control and Termination Arrangements

We do not provide special change-in-control benefits to executives. Our only change-in-control arrangement, which applies to all partners, is accelerated vesting of stock options. We do, however, generally offer a severance benefit arrangement for new senior executives to provide for one year’s base salary if we terminate his or her employment for any reason other than “cause” (which generally requires misconduct) within one year of the executive’s hire date. None of our named executive officers for fiscal 2007 has any such severance benefit arrangement currently.

Executive Stock Ownership Guidelines

We adopted stock ownership guidelines for senior executives during fiscal 2007 to ensure that our executives have a long-term equity stake in Starbucks. The guidelines apply to all executive vice presidents and above. The guidelines require covered executives to have achieved a minimum investment in Starbucks stock within five years. Minimum investment levels for each job title are:

Job Title	Minimum Investment ($)

president and chief executive officer	5,000,000
chairman	5,000,000
chief operating officer	2,000,000
president	2,000,000
executive vice president	750,000

The unrealized value of vested, in-the-money stock options counts for up to 25% of the required minimum investment. Unrealized value is measured as the difference between aggregate exercise price and aggregate market value of underlying shares. Shares held prior to the effective date of the guidelines and shares purchased and held under our employee stock purchase plan also count toward satisfying the investment requirement. The committee will monitor each executive’s progress toward the minimum investment on an annual basis. We disfavor hedging transactions that limit or eliminate the economic risk to our executives and partners of owning our stock and no such arrangements are currently outstanding. Our insider trading policy requires general counsel pre-approval of any such hedging transactions.

Equity Grant Timing Practices

All stock options granted at Starbucks have an exercise price equal to the closing market price of our stock on the grant date. Our board-approved equity compensation grant timing guidelines are as follows:

Regular Annual Grant Dates.  Annual grants are approved at the November Compensation Committee and board meetings, which occur before fiscal year-end earnings are released to the public. The regular annual stock option grant date for partners and non-employee members of the board is the second business day after the public release of fiscal year-end earnings. The grants are approved as formulas based on a specified dollar amount; the number of shares and exercise price for each grant are determined based on the closing market price of our stock on the grant date. For fiscal 2008, a group of management partners below the executive level also will receive restricted stock units as part of their annual grant. The March 2008 grant date for those restricted stock units was set in advance by the committee at its November 2007 meeting. Restricted stock unit grants also are approved as formulas based on a specified dollar amount; the number of shares is determined by dividing the dollar amount by the closing market price of our stock on the date of grant.

Grant Dates for New Hires and Promotions.  Grant dates for new hire and promotion grants are determined as follows:

•	Standard New Hire/Promotion Grants to Vice Presidents and Below. Grants to newly-hired or newly-promoted partners with titles of vice president or below that fall within parameters previously approved by the Compensation Committee are approved by written action of the chief executive officer acting under a delegation from the committee. These grants generally occur on the same date each month and cover partners whose offer letters are signed and who are working in their new positions as of an earlier date in that month.

•	All Other Grants. All other grants are approved by resolution of the Compensation Committee, and, unless a future effective date is specified, are effective as of the date of the meeting at which they are approved or, in the case of written consents, as of the latest date a committee member signs the consent. “Other grants” include grants (1) to senior vice presidents or above under all circumstances and (2) to vice presidents or below (a) for new hire or promotion grants outside of the parameters the committee has delegated the chief executive officer authority to approve, or (b) for special awards such as for increases in responsibilities or retention.

Initial Grant Dates for Newly-Elected Non-Employee Directors.  The grant date for initial grants to newly-elected non-employee members of the board is the date of election to the board, if the election date is open for trading under our blackout policy for stock trading, or as of the first open trading day after the election date, if the election date is not open for trading under our blackout policy.

Tax Deductibility of Executive Compensation

Section 162(m) of the U.S. federal tax code prevents us from taking a tax deduction for non-performance-based compensation in excess of $1 million in any fiscal year paid to the chief executive officer and the three other most highly compensated named executive officers (excluding the chief financial officer). We refer to these executives as the “Section 162(m) covered executives.” In designing our executive compensation program, we carefully consider the effect of Section 162(m) together with other factors relevant to our business needs. We design annual incentive and long-term performance awards to be tax-deductible to Starbucks, so long as preserving the tax deduction does not inhibit our ability to achieve our executive compensation objectives. We will pay non-deductible compensation when necessary to achieve our executive compensation objectives. The tax deductibility under Section 162(m) of fiscal 2007 executive compensation is as follows:

Base Salary.  The fiscal 2007 base salary paid to the individual executive officers covered by Section 162(m) is fully deductible under Section 162(m), except for $130,358 of the salary paid to Mr. Schultz.

Annual Incentive Bonus.  The Executive Management Bonus Plan, as in effect during fiscal 2007, was designed to enable at least 80% of the incentive bonuses paid to Messrs. Coles, Casey and Alling and 100% of such amounts paid to the chairman and the president and chief executive officer to qualify as performance-based and therefore be deductible under Section 162(m). We believe it is important for the executive team below the chief executive officer and the chairman to have individual performance bonus goals in order to drive specific behaviors and business initiatives, even if it means a portion of their bonus will not be tax-deductible. Bonus payouts attributable to achievement of individual performance goals did not cause any covered executive’s non-performance based compensation to exceed the $1 million limit under Section 162(m) for fiscal 2007, and those payments were fully tax-deductible.

Stock Options.  Stock options granted to the covered executive officers are designed to qualify as Section 162(m) performance-based compensation, and any gain upon exercise of the options should be fully deductible under Section 162(m).

Other.  Other compensation paid to the covered executive officers that is not considered “performance-based” under Section 162(m) is not deductible to the extent that it, together with other non-performance based compensation such as base salary or discretionary bonuses, exceeds $1 million in any fiscal year. For fiscal 2007, these amounts included a total of $358,339, comprised of Mr. Schultz’s (i) imputed income of (a) $117,366 for the value of personal secretarial assistance provided by Starbucks, (b) $39,818 related to passengers on personal flights using corporate aircraft (federal tax rules require imputing income despite Mr. Schultz’s reimbursement of our aggregate incremental cost of those flights), and (c) $8,163 for life and long-term disability insurance premiums paid by Starbucks, and (ii) $192,992 payment to replace a split-dollar life insurance benefit formerly provided to him, as more fully explained on page 27.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Starbucks 2007 10-K and this proxy statement.

Respectfully submitted,

Barbara Bass (Chair)
William W. Bradley
Olden Lee
Myron E. Ullman, III

Summary Compensation Table

The following table sets forth information regarding the fiscal 2007 compensation for our chief executive officer, chief financial officer and our three other most highly compensated executive officers in fiscal 2007 (our “named executive officers”). As noted above, James Donald served as our president and chief executive officer during fiscal 2007, and Mr. Schultz assumed that role effective on January 7, 2008. Michael Casey served as our chief financial officer during fiscal 2007, and Peter J. Bocian assumed that role effective on the first day of fiscal 2008. Columns required by SEC rules are omitted where there is no amount to report.

				Non-Equity
			Option	Incentive Plan
		Salary	Awards	Compensation	All Other	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	Compensation ($)(4)	($)

Howard Schultz	2007	1,190,000	8,576,816	—	861,398	10,628,214
chairman, president and chief executive officer
James L. Donald	2007	1,000,000	6,492,771	—	36,920	7,529,691
former president and chief executive officer
Martin Coles	2007	638,462	1,473,570	233,552	10,593	2,356,177
chief operating officer
Michael Casey	2007	635,000	1,792,775	155,575	20,735	2,604,085
former executive vice president, chief financial officer and chief administrative officer
James C. Alling	2007	600,000	1,253,020	—	16,122	1,869,142
president, Starbucks Coffee International

(1)	See page 22 for discussion and analysis of base salary levels. Mr. Coles’s annual base salary increased in late fiscal 2007 from $635,000 to $725,000 in connection with his promotion to chief operating officer.

(2)	These amounts reflect the aggregate compensation costs for financial statement reporting purposes for fiscal 2007 under SFAS 123R for stock options granted in fiscal 2007 and prior years. These amounts do not reflect amounts paid to or realized by the executive for fiscal 2007. For information on the model and assumptions used to calculate the compensation costs, see Note 13 to the audited consolidated financial statements in our 2007 10-K. The assumed expected term of stock options shown in Note 13 is a weighted average expected term covering all optionees. However, Mr. Schultz’s historical practice of not exercising stock options until very late in their term requires us to apply a unique expected term assumption of 8.25 years when valuing options granted to him for purposes of SFAS 123R. As required by SEC rules, the amounts reported have been adjusted to exclude the estimated effect of service-based forfeiture assumptions used for financial reporting purposes. See the Grants of Plan-Based Awards Table on page 33 for the grant date fair value of each stock option award granted in fiscal 2007. In addition, under SFAS 123R, the fair value of a stock option granted to a retirement-eligible partner will be expensed earlier than an identical stock option granted to a partner who is not retirement eligible. No such expense acceleration applies to any of the options included in the table because Messrs. Schultz and Casey waived the accelerated vesting feature of their options.

(3)	These amounts represent annual incentive bonus awards under the fiscal 2007 Executive Management Bonus Plan, which is discussed and analyzed beginning on page 22. See the Grants of Plan-Based Awards Table for more information on each annual incentive award in fiscal 2007.

(4)	The table below shows the components of “All Other Compensation” for the named executive officers, calculated at the aggregate incremental cost to Starbucks.

		Insurance Premiums	Retirement Plan
	Security	& Annual Physical	Contributions	Other		Total
Name	($)	($)	($)	($)		($)

Howard Schultz	496,569	3,237	13,500	348,092	(A)	861,398
James L. Donald	4,091	2,880	4,400	25,549	(B)	36,920
Martin Coles	4,860	2,743	2,990	—		10,593
Michael Casey	—	7,535	13,200	—		20,735
James C. Alling	5,913	2,494	7,715	—		16,122

(A)	As more fully explained on page 27, includes (a) $155,100 for our aggregate incremental cost of providing personal secretarial assistance to Mr. Schultz and (b) $192,992 paid to Mr. Schultz in consideration of the replacement of a split-dollar life insurance benefit we formerly provided him. As discussed on page 41, Mr. Schultz reimbursed us for the aggregate incremental cost of his personal use of corporate aircraft during fiscal 2007.

(B)	The amount shown is the aggregate incremental cost to Starbucks of Mr. Donald’s personal use of corporate aircraft before his reimbursement arrangement was effective, as explained on page 27. We calculate the aggregate incremental cost of personal use of corporate aircraft based on a methodology that includes the average weighted cost of fuel, crew hotels and meals, on-board catering, trip-related maintenance, landing fees, trip-related hangar/parking costs and smaller variable costs. Because our aircraft are used primarily for business travel, the methodology excludes the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase or lease costs of the aircraft and the cost of maintenance not related to personal travel. As discussed on page 41, Mr. Donald reimbursed us for our aggregate incremental cost of his other personal use of corporate aircraft during fiscal 2007.

Fiscal 2007 Grants of Plan-Based Awards

The following table sets forth information regarding fiscal 2007 annual incentive bonus awards under the Executive Management Bonus Plan, and stock option awards granted to our named executive officers in fiscal 2007. Columns required by SEC rules are omitted where there is no amount to report.

							Option
							Awards:		Grant
				Estimated Future Payouts			Number of		Date Fair
				Under Non-Equity Incentive			Securities	Exercise or	Value of
				Plan Awards			Underlying	Base Price of	Option
		Approval		Threshold	Target	Maximum	Options	Option Awards	Awards
Name	Award	Date(1)	Grant Date	($)	($)	($)	(#)	($/Sh)	($)

Howard Schultz	A. Annual Incentive	—	—	297,500	1,190,000	2,380,000	—	—	—
	B. Stock Options	11/14/06	11/20/06	—	—	—	544,218	36.75	10,573,621
James L. Donald	A. Annual Incentive	—	—	250,000	1,000,000	2,000,000	—	—	—
	B. Stock Options	11/14/06	11/20/06	—	—	—	544,218	36.75	6,314,395
Martin Coles	A. Annual Incentive	—	—	141,375	471,250	942,500	—	—	—
	B. Stock Options	9/18/07	9/18/07	—	—	—	114,856	27.83	938,471
	C. Stock Options	11/14/06	11/20/06	—	—	—	132,167	36.75	1,533,491
Michael Casey	A. Annual Incentive	—	—	95,250	317,500	635,000	—	—	—
James C. Alling	A. Annual Incentive	—	—	117,000	390,000	780,000	—	—	—
	B. Stock Options	11/14/06	11/20/06	—	—	—	132,167	36.75	1,533,491

(1)	Annual option awards granted in November 2006 were approved by the independent directors upon recommendation of the Compensation Committee, and the September 2007 grant to Mr. Coles was approved by the Compensation Committee. In accordance with our equity grant timing policy described beginning on page 30, the grant date for the regular annual option grant (which was approved on November 14, 2006 for the fiscal 2007 grants) was the second business day after our fiscal 2006 earnings release.

The following narrative discusses the material information necessary to understand the information in the table above.

Option Awards.  The Compensation Committee uses a formula which divides the targeted economic value of the award by the committee’s determination of fair value per stock option on the date of grant, as determined under the Black-Scholes stock option valuation model. The stock options shown in the table were awarded in early fiscal 2007 based on fiscal 2006 performance. A discussion and analysis of how award levels were determined begins in the “Long-Term Incentive Compensation” section on page 26. All stock options shown in this table were granted under the 2005 Key Employee Plan and have an exercise price equal to the closing market price of our common stock on the date of grant. These options vest in four equal annual installments beginning on the first anniversary of the grant date, subject to continued employment with us, and expire 10 years after the date of grant. All stock options will become fully vested and exercisable (a) if the recipient terminates his employment after the age of 55 and at least 10 years of credited service with Starbucks (other than with respect to Mr. Schultz, as explained below), and (b) under the circumstances described beginning on page 39 under “Stock Option Acceleration”.

Mr. Schultz voluntarily waived accelerated vesting of the options upon termination of employment after age 55 and 10 years of service, which he will attain during the vesting period of this grant. Mr. Schultz agreed to forgo this accelerated retirement vesting so we would not be required to similarly accelerate the recognition of expense for the award in our financial statements. The grant date fair value of the stock options awarded to Mr. Schultz is significantly greater than the fair value of stock options awarded to Mr. Donald because Mr. Schultz’s historical practice of not exercising stock options until very late in their term has resulted in a longer expected term for his options than the other executives. The longer expected life leads to a significantly higher fair value under SFAS 123R.

Mr. Casey did not receive an annual stock option grant in fiscal 2007 because in fiscal 2006 he received an unusually large grant of 400,000 stock options, all vesting after two years, in recognition of his outstanding performance in fiscal 2005 and for retention purposes. Due to the retention purpose of the grant, Mr. Casey waived accelerated vesting of the options upon termination of employment after age 55 and 10 years of service, which he had already attained at the time of grant.

Non-Equity Incentive Plan Awards.  These amounts reflect the potential threshold, target and maximum annual incentive bonus awards payable under the Executive Management Bonus Plan for fiscal 2007. Amounts shown are calculated as a percentage of year-end base salary ($1,190,000 for Mr. Schultz; $1,000,000 for Mr. Donald; $725,000 for Mr. Coles; $635,000 for Mr. Casey; and $600,000 for Mr. Alling). Threshold amounts are based on our achievement of the fiscal 2007 adjusted earnings per share goal at the threshold of $0.84, permitting an objective goal achievement payout at 25% of the portion of the total bonus payout attributable to achievement of the objective goal. See discussion and analysis beginning on page 22. For Messrs. Coles, Casey and Alling, the threshold amounts are also based on achievement of their individual bonus goals at the minimum 50% level required for any payout. In fiscal 2007, Messrs. Schultz and Donald did not have individual performance goals under the annual incentive plan. Target bonus amounts assume achievement of the objective goal at the target adjusted earnings per share of $0.87-0.88 and, for Messrs. Coles, Casey and Alling, achievement of 100% of individual bonus goals. Maximum bonus amounts assume achievement of the objective goal at the maximum adjusted earnings per share of $0.92 or more, and, for Messrs. Coles, Casey, and Alling, achievement of 100% of individual bonus goals. The actual amount of annual incentive bonus paid to each named executive officer for fiscal 2007 is shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 32.

Outstanding Equity Awards at Fiscal 2007 Year-End

The following table provides information regarding stock options held by our named executive officers as of September 30, 2007. No named executive officer has any other outstanding form of equity award.

Option Awards
				Number of	Number of	Number of
			Number of	Securities	Securities	Securities
			Securities	Underlying	Underlying	Underlying
			Underlying	Unexercised	Unexercised	Options	Option
			Options	Options	Options	(#)	Exercise	Option
			(#)	(#)	(#)	Previously	Price	Expiration
	Grant Date		Total Grant	Exercisable	Unexercisable	Exercised	($)	Date

Howard Schultz	11/20/06	(1)	544,218	—	544,218	—	36.75	11/20/16
	11/16/05	(2)	966,469	322,157	644,312	—	30.42	11/16/15
	11/16/04	(3)	1,000,000	666,667	333,333	—	27.32	11/16/14
	11/20/03	(4)	1,100,000	1,100,000	—	—	15.23	11/20/13
	9/30/02	(2)	1,024,000	1,024,000	—	—	10.32	9/30/12
	10/1/01	(2)	1,430,000	1,430,000	—	—	7.40	10/1/11
	10/2/00	(2)	1,580,000	1,580,000	—	—	10.09	10/2/10
	10/4/99	(5)	982,792	982,792	—	—	5.81	10/4/09
	11/13/98	(6)	3,181,376	3,181,376	—	—	5.37	11/13/08
James L. Donald	11/20/06	(1)	544,218	—	544,218	—	36.75	11/20/16
	11/16/05	(2)	966,469	322,157	644,312	—	30.42	11/16/15
	4/1/05	(7)	200,000	133,334	66,666	—	25.63	4/1/15
	11/16/04	(3)	600,000	400,000	200,000	—	27.32	11/16/14
	11/20/03	(4)	600,000	600,000	—	—	15.23	11/20/13
	10/17/02	(1)	1,000,000	850,000	—	150,000	10.86	10/17/12
Martin Coles	9/18/07	(1)	114,856	—	114,856	—	27.83	9/18/17
	11/20/06	(1)	132,167	—	132,167	—	36.75	11/20/16
	11/16/05	(2)	120,808	40,270	80,538	—	30.42	11/16/15
	11/16/04	(3)	100,000	66,667	33,333	—	27.32	11/16/14
	4/12/04	(1)	400,000	200,000	100,000	100,000	19.60	4/12/14
Michael Casey	11/16/05	(8)	400,000	—	400,000	—	30.42	11/16/15
	11/20/03	(4)	1,050,000	1,050,000	—	—	15.23	11/20/13
	9/30/02	(2)	350,000	350,000	—	—	10.32	9/30/12
	10/1/01	(2)	330,000	330,000	—	—	7.40	10/1/11
	10/2/00	(2)	340,000	340,000	—	—	10.09	10/2/10
	10/4/99	(9)	17,208	17,208	—	—	5.81	10/4/09
	11/13/98	(10)	18,624	18,624	—	—	5.37	11/13/08
James C. Alling	11/20/06	(1)	132,167	—	132,167	—	36.75	11/20/16
	11/16/05	(2)	144,970	48,324	96,646	—	30.42	11/16/15
	11/16/04	(3)	170,000	113,334	56,666	—	27.32	11/16/14
	11/20/03	(4)	200,000	200,000	—	—	15.23	11/20/13
	9/30/02	(2)	45,000	45,000	—	—	10.32	9/30/12
	10/1/01	(2)	100,000	100,000	—	—	7.40	10/1/11
	10/2/00	(2)	200,000	200,000	—	—	10.09	10/2/10
	10/4/99	(11)	159,988	30,308	—	129,680	5.81	10/4/09

(1)	Options vest in four equal annual installments (subject to rounding of partial shares), beginning on the first anniversary of the grant date.

(2)	Options vested in three equal annual installments (subject to rounding of partial shares), beginning on the first anniversary of the grant date.

(3)	Options vested in three equal annual installments (subject to rounding of partial shares) on October 1, 2005, 2006 and 2007.

(4)	Options vested in three equal annual installments (subject to rounding of partial shares) on October 1, 2004, 2005 and 2006.

(5)	Options vested in installments of 333,336, 333,328 and 316,128 shares on October 4, 2000, 2001 and 2002, respectively.

(6)	Options vested in installments of 1,066,672, 1,066,664 and 1,048,040 shares on September 28, 1999, 2000 and 2001, respectively.

(7)	Options vest in installments of 66,667 shares on April 1, 2006 and 2007 and 66,666 shares on April 1, 2008.

(8)	Options vested in full on November 16, 2007.

(9)	Options vested in full on October 4, 2002.

(10)	Options vested in full on September 28, 2001.

(11)	Options vest in three equal annual installments (subject to rounding of partial shares) October 4, 2000, 2001 and 2002.

As noted on page 26, the November 20, 2006 stock option grants shown in the table above were awarded in early fiscal 2007 based on fiscal 2006 performance. Since grants for fiscal 2007 performance occur during fiscal 2008, the stock options granted for fiscal 2007 performance do not appear in the table above.

2007 Fiscal Year-End Option Values

The table below shows the total value of both vested and unvested in-the-money stock options for each named executive officer as of the end of fiscal 2007. Value is calculated as the difference between the aggregate exercise price of the options and the aggregate market value of the shares of underlying common stock as of the close of trading on September 28, 2007 (the last trading day prior to our September 30, 2007 fiscal year-end) calculated based on the closing market price of our stock on that day ($26.20). There is no guarantee that, if and when these options are exercised, they will have this value. Of the named executive officers, only Messrs. Donald and Coles had any unvested stock options that were in-the-money at September 28, 2007. The $38,033 shown for Mr. Donald represents the value of 66,666 unvested options granted April 1, 2005 with an exercise price of approximately $25.63 per share. The $660,000 shown for Mr. Coles represents the value of 100,000 unvested options granted on April 12, 2004 with an exercise price of $19.60 per share.

Name	Vested ($)	Unvested ($)

Howard Schultz	166,973,558	—
James L. Donald	19,697,067	38,033
Martin Coles	1,320,000	660,000
Michael Casey	29,495,426	—
James C. Alling	8,627,744	—

Fiscal 2007 Option Exercises

The following table provides information regarding stock options exercised by our named executive officers during fiscal 2007. Value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. Value realized represents long-term gain over many years; we do not consider it part of fiscal 2007 compensation.

Option Awards
		Number of Shares	Value Realized on
Name	Grant Date	Acquired on Exercise (#)	Exercise ($)(1)

Howard Schultz	10/3/97	2,578,272	59,579,741
	10/3/97	1,600,000	36,973,440
James L. Donald	—	—	—
Martin Coles	—	—	—
Michael Casey	—	—	—
James C. Alling	—	—	—

(1)	Mr. Schultz held and continues to hold all shares acquired as a result of his fiscal 2007 stock option exercises.

Management Deferred Compensation Plan

The named executive officers are eligible to participate in the Management Deferred Compensation Plan, an unfunded, nonqualified plan the benefits of which are paid by Starbucks out of our general assets. The plan is subject to the requirements of Section 409A of the Internal Revenue Code. We are currently administering the plan in good faith compliance with Section 409A’s requirements. We will amend the plan document to conform it to Section 409A’s requirements on or before Section 409A’s amendment deadline of December 31, 2008. Deferred compensation earned prior to 2005 is not subject to Section 409A’s requirements and continues to be governed under the terms of the plan and the tax laws in effect on or before December 31, 2004, as applicable.

Deferrals

Participants may defer up to 70% of base salary and 95% of annual incentive bonus. In addition, participants may receive matching contributions from Starbucks to replace the similar benefits not available to them under our 401(k) plan due to limitations imposed by the Internal Revenue Code. The matching contributions equal from 25% to 150% of the first 4% of eligible pay deferred. The actual amount of matching contributions depends on the participant’s credited months of service with Starbucks under the same formula used by our 401(k) plan. The participant generally must be employed on the last day of the calendar year to receive matching contributions, unless he or she retires at or after age 65, becomes disabled or dies during the year, in which case we will contribute a prorated amount. No named executive officer is retirement-eligible.

Earnings

Participants choose the investment funds we will use as measurement benchmarks to credit earnings on compensation deferred under the Management Deferred Compensation Plan. Those investment funds are listed below and are the same ones available under our 401(k) plan. The executive may change how deferred compensation is allocated to the measurement funds at any time, subject to certain redemption fees and other limitations imposed by plan rules. Changes generally become effective as of the first trading day following the change.

Management Deferred Compensation Plan — Measurement Funds

SEI Stable Asset Fund
Dodge & Cox Income Fund
American Century Value Fund — Investor Class
Vanguard Institutional Index Fund — Institutional Class
American Funds® Growth Funds of America® — Class R4
Vanguard FTSE Social Index Fund — Investor Class
Harbor Small Cap Value Fund — Institutional Class	Morgan Stanley Institutional Fund, Inc. Small Company Growth Portfolio — Class B Fidelity Diversified International Fund Conservative Blend* Moderate Blend* Growth Blend* Aggressive Blend*

*	Each blend investment option contains a diversified mix of the other individual investment options.

In-Service Withdrawals and Distributions

At the time of making the deferral election for a year, a participant elects when the resulting deferred compensation will be distributed to him or her. In general, the participant can receive scheduled or hardship “in-service” withdrawals while still employed or have distributions paid upon separation from service. The specific distribution options depend on whether the deferred compensation was earned on or after 2005 and other plan rules, including those discussed below. A participant may receive potentially three types of in-service withdrawals:

1.	A participant may designate a scheduled payment date at the time of his or her deferral election. The scheduled payment cannot occur until after the deferred compensation has been in the plan for three years (if deferred compensation earned on and after January 1, 2005) or five years (if pre-2005 deferred compensation).

2.	A participant may request an in-service withdrawal if he or she experiences a qualifying hardship.

3.	Only with respect to pre-2005 deferred compensation, a participant may request an in-service withdrawal for any reason by paying a 10% penalty.

For separation from service distributions, account balances resulting from deferred compensation earned on and after January 1, 2005 can be paid either in a lump sum or in up to 10 annual installments, in each case beginning within 60 days of separation or one year after separation. If a participant is considered a “specified employee” on his or her separation date, Section 409A requires the suspension of payments for six months after such date. Account balances resulting from pre-2005 deferred compensation can be distributed either in a lump sum within 60 days of separation or, if the participant is at least age 65 on his or her separation date, in up to 10 annual installments.

Distribution elections with respect to account balances from deferred compensation earned on and after January 1, 2005 can be changed up to two times, provided the new election occurs at least one year prior to the original payment date and results in an additional payment delay of five years. The participant also must make a one-year advance election to change distribution elections for pre-2005 deferred compensation.

Fiscal 2007 Nonqualified Deferred Compensation

The following table shows contributions and earnings during fiscal 2007 and the account balances as of September 30, 2007 for our named executive officers under the Management Deferred Compensation Plan.

				Aggregate
	Executive	Starbucks	Aggregate	Withdrawals/	Aggregate
	Contributions in	Contributions	Earnings in Fiscal	Distributions in	Balance at
	Fiscal 2007	in Fiscal 2007	2007	Fiscal 2007	Fiscal Year-End
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)

Howard Schultz	47,600	13,200	8,621	—	114,315
James L. Donald	700,000	4,400	151,584	—	1,934,709
Martin Coles	25,538	2,690	6,023	—	53,633
Michael Casey	444,500	13,200	899,092	—	5,807,316
James C. Alling	166,968	7,415	102,362	65,571	880,473

(1)	These amounts were also included in “Salary” and/or “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 32.

(2)	These amounts were reported as “All Other Compensation” in the Summary Compensation Table on page 32 and as “Retirement Plan Contributions” in the Fiscal 2007 All Other Compensation Table on page 33.

(3)	We do not provide above-market or preferential earnings on Management Deferred Compensation Plan contributions, so these amounts were not reported in the Summary Compensation Table. Management Deferred Compensation Plan participants can select only from among the same investment funds as are available under our 401(k) plan.

(4)	Of these balances, the following amounts were reported in Summary Compensation Tables in prior year proxy statements: Mr. Schultz — $43,310; Mr. Donald — $983,238; Mr. Coles — $18,608; Mr. Casey — $3,158,263; and Mr. Alling — $278,533. This information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

Potential Payments upon Termination or Change in Control

We do not provide special change-in-control benefits to executives. Our only change-in-control arrangement, which applies to all partners, is accelerated vesting of stock options. We do, however, generally offer a severance benefit arrangement for new senior executives to provide for one year’s base salary if we terminate his or her employment for any reason other than “cause” (which generally requires misconduct) within one year of the executive’s hire date. None of our named executive officers for fiscal 2007 has any such severance benefit arrangement currently.

Stock Option Acceleration

Acceleration upon Change in Control.  No named executive officer is entitled to any payment or accelerated benefit in connection with a change in control of Starbucks, or a change in his responsibilities following a change in control, except for accelerated vesting of stock options issued under our Amended and Restated Key Employee Stock Option Plan — 1994 for options granted prior to February 2005 and under the 2005 Key Employee Plan for options granted February 2005 and later. Both the 1994 Key Employee Plan and the 2005 Key Employee Plan have complex definitions of “change in control” and resigning “for good reason”. Generally speaking, a change in control occurs if; (i) we sell or liquidate all of our assets, (ii) someone acquires 25% or more of our stock without prior approval of our board of directors, (iii) a majority of our directors is replaced in any 36-month period other than by new directors approved by existing directors, or (iv) Starbucks is not the surviving company after any merger. Generally speaking, a resignation is “for good reason” if it results from the resigning partner: (i) having materially reduced responsibilities, (ii) being placed in a new role that is inconsistent with the pre-control change role, (iii) having base salary or target incentive compensation reduced, or (iv) having his or her primary work location moved by more than 50 miles.

The 2005 Key Employee Plan is a “double-trigger” plan, meaning that unvested stock options vest immediately only if (i) there is a change in control and (ii) if options are assumed or substituted with stock options of the surviving company, the partner must be terminated or resign for good reason within one year after the change in control. If options are not assumed or substituted with options of the surviving company, they vest upon a change in control only. We changed from “single trigger” to “double trigger” acceleration under our equity compensation plans in 2005 because we believe it is appropriate to accelerate vesting only if the retention purpose of time-vested equity compensation is defeated. This occurs upon a change in control only for partners who lose their long-term incentive compensation opportunity, which results if the acquiring company does not assume or substitute awards, or if the partners lose their jobs or resign for good reason.

The 1994 Key Employee Plan is a “single-trigger” plan, meaning that option acceleration occurs upon a change in control of Starbucks even if the partner remains with Starbucks after the control change, regardless whether options are assumed or substituted by the surviving company. As of the date of this proxy statement, only one stock option award under the 1994 Key Employee Plan has not vested in full. That award of 400,000 stock options was granted to Martin Coles on April 12, 2004 when he joined Starbucks, and the remaining 100,000 options from that award that have not yet vested are scheduled to vest April 12, 2008. In the table below, assumed acceleration of these unvested options is shown under “change in control only”.

Acceleration upon Retirement or Death.  The vesting of all options accelerates in full upon the voluntary termination of employment of any partner who is at least 55 years old and has a minimum of 10 years of credited service with Starbucks, unless otherwise provided in the grant agreement. Vesting also accelerates upon the partner’s death.

The following table shows the value of additional stock options that would have vested for our named executive officers as of September 28, 2007 (the last business day of fiscal 2007) under the acceleration scenarios described above. Value is based on the difference between the aggregate exercise price of all accelerated options and the aggregate market value of the underlying shares as of September 28, 2007 calculated based on the closing market price of our stock on that day ($26.20). As noted above in the discussion of 2007 Fiscal Year-End Option Values, only Messrs. Donald and Coles had any in-the-money unvested stock options as of September 28, 2007. Of the named executive officers, only Mr. Casey satisfied the criteria for “retirement” as of September 28, 2007. However, his only unvested stock option was not in-the-money as of September 28, 2007.

Value of Accelerated Stock Options ($)
		Change in Control	Change in Control
	Change in Control	with No Replacement	plus Qualifying
Name	Only	Options	Termination	Death	Retirement

Howard Schultz	—	—	—	—	N/A
James L. Donald	—	38,033	38,033	38,033	N/A
Martin Coles	660,000	660,000	660,000	660,000	N/A
Michael Casey	—	—	—	—	—
James C. Alling	—	—	—	—	N/A

The following table shows the aggregate amounts our named executive officers could have realized from stock options and Management Deferred Compensation Plan account distributions if their employment terminated as of the last business day of fiscal 2007, other than for misconduct (which could cause forfeiture of all vested stock options and company match contributions under the Management Deferred Compensation Plan), both including and excluding amounts from accelerated vesting of stock options as detailed in the table above. The “Total — No Acceleration” column assumes none of the acceleration scenarios covered above has occurred. The “Total — With Acceleration” column assumes acceleration of all unvested stock options under one or more of the scenarios covered above.

		Management
		Deferred
	Aggregate Value of	Compensation Plan		Aggregate Value
	Vested Stock	Account Balances	Total — No	Unvested Stock	Total — With
Name	Options ($)	($)(1)	Acceleration ($)	Options ($)	Acceleration ($)

Howard Schultz	166,973,558	114,315	167,087,873	—	167,087,873
James L. Donald	19,697,067	1,934,709	21,631,776	38,033	21,669,809
Martin Coles	1,320,000	53,633	1,373,633	660,000	2,033,633
Michael Casey	29,495,426	5,807,316	35,302,742	—	35,302,742
James C. Alling	8,627,744	880,473	9,508,217	—	9,508,217

(1)	These amounts are also shown in the “Aggregate Balance at Fiscal Year-End” column of the Fiscal 2007 Nonqualified Deferred Compensation table on page 39 and are shown as in a single lump sum regardless of individual elections to receive payment over time.

Certain Relationships and Related Transactions

During fiscal 2007, Messrs. Schultz and Donald made personal use of corporate aircraft, for which they reimbursed us at our aggregate incremental cost. Mr. Schultz’s and Mr. Donald’s reimbursements for flights taken during fiscal 2007 totaled $400,919 and $14,016, respectively. The Audit Committee approved the aircraft reimbursement transactions in accordance with its charter, before the board adopted the Policy for the Review and Approval of Related-Person Transactions Required to be Disclosed in Proxy Statements, described in more detail beginning on page 5.

We have an employment agreement with Howard Behar, a member of the board of directors, to employ him as an advisor. We pay him an annual salary of $25,000 through October 31, 2010, and grant him an annual award under the 2005 Key Employee Sub-Plan to our 2005 Long-Term Equity Incentive Plan having a fair value of $105,000 on the grant date. Accordingly, Mr. Behar was granted a stock option for 8,164 shares on November 20, 2006, which vested in full on November 20, 2007. If Mr. Behar dies before the end of the term, his spouse (or estate, if his spouse does not survive him) will be entitled to the full amount of cash compensation that Mr. Behar would have received through the full term of the agreement.

Equity Compensation Plan Information

The following table provides information as of September 30, 2007 regarding total shares subject to outstanding stock options and rights and total additional shares available for issuance under our existing equity incentive and employee stock purchase plans.

	(a)	(b)		(c)
				Number of Securities
				Remaining Available for
	Number of Securities to	Weighted-Average		Future Issuance Under Equity
	be Issued Upon Exercise	Exercise Price of		Compensation Plans
	of Outstanding Options,	Outstanding Options,		(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights		Reflected in Column (a))

Equity compensation plans approved by security holders	56,932,200	$21.81	(1)	72,886,443	(2)
Equity compensation plans not approved by security holders	8,763,564	$15.55		1,364,316

Total	65,695,764	$20.97	(1)	74,250,759	(3)

(1)	The weighted-average exercise price does not take into account 179,661 shares issuable upon vesting of outstanding restricted stock units, which have no exercise price.

(2)	Shares available for issuance under the 2005 Long-Term Equity Incentive Plan may be issued pursuant to stock options, restricted stock, restricted stock units and stock appreciation rights.

(3)	Includes 59,070,976 shares under equity incentive plans and 15,179,783 shares remaining available for issuance under employee stock purchase plans.

The shares to be issued under plans not approved by shareholders relate to our 1991 Company-Wide “Bean Stock” Option Plan and our UK Share Incentive Plan.

The 1991 Bean Stock Plan is our former broad-based stock option plan and provided for the annual issuance of stock options to eligible partners. The 1991 Bean Stock Plan was approved and adopted by our board of directors in 1991 and did not require shareholder approval. Generally, options were granted annually under the 1991 Bean Stock Plan. These grants required board approval, were linked to overall company performance in the prior year and were granted to partners as a percentage of base salary. The 1991 Bean Stock Plan was effectively replaced by the 2005 Company-Wide Sub-Plan to the Starbucks Corporation 2005 Long-Term Equity Incentive Plan. The Starbucks Corporation 2005 Long-Term Equity Incentive Plan was approved by our shareholders on February 9, 2005.

Our UK Share Incentive Plan, which is a plan approved by Her Majesty’s Revenue & Customs of the United Kingdom, allows eligible partners in the United Kingdom to purchase shares of our common stock through payroll deductions during six-month offering periods at the lower of the market price at the beginning and the market price at the end of the offering period. We award one matching share for each six shares purchased under the plan. The total number of shares issuable under the plan is 1,400,000, of which 35,684 were issued as of September 30, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership of our common stock and other Starbucks equity securities on Form 4. To our knowledge, no one beneficially owns more than 10% of our common stock. Our directors, executive officers and greater than 10% shareholders are required by SEC rules to furnish to us copies of all Section 16(a) reports that they file. We file Section 16(a) reports on behalf of our directors and executive officers to report their initial and subsequent changes in beneficial ownership of our common stock. To our knowledge, based solely on a review of the reports we filed on behalf of our directors and executive officers and written representations from these persons that no other reports were required, all Section 16(a) filing requirements applicable to our directors and executive officers were complied with for fiscal 2007.

PROPOSAL 2 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed to us by Deloitte for fiscal 2007 and fiscal 2006:

	Fiscal 2007	Fiscal 2006

Audit Fees	$5,751,000	$4,828,000
Audit-Related Fees	152,000	113,000
Tax Fees	116,000	93,000
All Other Fees	—	—

Total	$6,019,000	$5,034,000

Audit Fees consist of fees we paid to Deloitte for (i) the audit of our annual financial statements included in our 2007 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q; (ii) the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; (iii) for fiscal 2006, the attestation of management’s report on the effectiveness of internal control over financial reporting; and (iv) services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under Audit Fees. This category includes fees related to audit and attest services not required by statute or regulations, due diligence related to mergers, acquisitions and investments and consultations concerning financial accounting and reporting standards.

Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, return preparation, tax audits and customs and duties.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Deloitte and has concluded that it is.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation for and overseeing Deloitte’s work. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by Deloitte. The policy is available at www.starbucks.com/aboutus/corporate_governance.asp. The policy provides for the general pre-approval of specific types of services and gives detailed guidance to management as to the specific services that are eligible for general pre-approval, and provides specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The Audit Committee’s charter delegates to its chair the authority to address any requests for pre-approval of services between Audit Committee meetings, and the chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve any permitted services.

Requests for pre-approval for services that are eligible for general pre-approval must be submitted to our controller and detailed as to the services to be provided and estimated total cost. The controller then determines whether the services requested fall within the detailed guidance of the Audit Committee in the policy as to the services eligible for general pre-approval. Deloitte and management must report to the Audit Committee on a timely basis regarding the services provided by Deloitte in accordance with general pre-approval.

None of the services related to the Audit-Related Fees or Tax Fees described above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

The Audit Committee requests that shareholders ratify its selection of Deloitte to serve as our independent registered public accounting firm for fiscal 2008. Deloitte audited our consolidated financial statements for fiscal 2007 and audited our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects for fiscal 2007. Representatives of Deloitte will be present at the annual meeting and will have an opportunity to make a statement if they so desire and to respond to questions by shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2008.

OTHER BUSINESS

The board of directors knows of no other matters to be brought before the annual meeting. If any other matters are properly brought before the annual meeting, however, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

Shareholder proposals intended for inclusion in our fiscal 2008 proxy statement and acted upon at our 2009 Annual Meeting of Shareholders (the “2009 Annual Meeting”) must be received by us at our executive offices at 2401 Utah Avenue South, Mail Stop S-LA1, Seattle, Washington 98134, Attention: Corporate Secretary, on or prior to October 7, 2008.

Shareholder proposals submitted for consideration at the 2009 Annual Meeting but not submitted for inclusion in our fiscal 2008 proxy statement, including shareholder nominations for candidates for election as directors, generally must be received by us at our executive offices on or prior to October 7, 2008 in order to be considered timely under SEC rules and our bylaws. However, if the date of the 2009 Annual Meeting is a date that is not within 30 days before or after March 19, 2009, the anniversary date of the 2008 Annual Meeting, notice by the shareholder of a proposal must be received no later than the close of business on the 10th calendar day after the first to occur of (i) the day on which notice of the 2009 Annual Meeting is mailed or (ii) public disclosure of the date of the 2009 Annual Meeting is made, including disclosure in a Quarterly Report on Form 10-Q filed by us with the SEC. Under applicable rules of the SEC, our management may vote proxies in their discretion regarding these proposals if (1) we do not receive notice of the proposal on or prior to October 7, 2008, or (2) we receive written notice of the proposal on or prior to October 7, 2008, describe the proposal in our proxy statement relating to the 2009 Annual Meeting and state how the management proxies intend to vote with respect to such proposal.

SHAREHOLDERS SHARING THE SAME ADDRESS

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, we will deliver only one copy of our fiscal 2007 Annual Report to Shareholders and this proxy statement to multiple shareholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected shareholder. Shareholders who participate in householding will continue to receive separate proxy cards. This procedure reduces our printing costs, mailing costs and fees, and also supports our environmental goals set forth in our annual report on Corporate Social Responsibility.

The fiscal 2007 Annual Report to Shareholders and this proxy statement are available at our web site at http://investor.starbucks.com. We will deliver promptly upon written or oral request a separate copy of the annual report and this proxy statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or this proxy statement, contact us at:

Investor Relations
Starbucks Corporation
2401 Utah Avenue South, Mail Stop: FP1
Seattle, Washington 98134-1435
(206) 318-7118
investorrelations@starbucks.com
http://investor.starbucks.com

If you are a shareholder, share an address and last name with one or more other shareholders and would like to revoke your householding consent or you are a shareholder eligible for householding and would like to participate in householding, please contact Broadridge, either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

The fiscal 2007 Annual Report to Shareholders, including our 2007 10-K (which is not a part of our proxy soliciting materials), is being mailed to our shareholders with this proxy statement. The 2007 10-K and the exhibits filed with it are available at our web site at http://investor.starbucks.com. Upon request by any shareholder to Investor Relations at the address listed above, we will furnish a copy of any or all exhibits to the 2007 10-K.

By order of the board of directors,

Paula E. Boggs
secretary

Seattle, Washington
January 23, 2008

Ticketing and Transportation Information for the Starbucks Corporation
Annual Meeting of Shareholders
at
Marion Oliver McCaw Hall
Mercer Street, between Third and Fourth Avenues, Seattle, Washington at
10 a.m. (Pacific Time)
on
March 19, 2008

Reminder:  Each proxy statement contains two admission tickets for the Annual Meeting of Shareholders. Each attendee must present an admission ticket enclosed within this proxy statement. Doors will open at 8 a.m.

As always, we anticipate a large number of attendees at our annual meeting. We have taken several steps to accommodate as many people as possible, including providing additional seating in the main hall and overflow seating in the Exhibition Hall next door to view a live video feed.

Driving directions to the Mercer Street Garage (directly across the street from McCaw Hall):

Driving North or South on Interstate 5 (I-5):  Take Exit 167, the Mercer Street/Seattle Center exit. Following the signs to Seattle Center, turn right onto Fairview Avenue; turn left onto Valley, stay in the center or left lanes; Valley becomes Broad Street; turn right on Fifth Avenue North; turn left on Roy Street; turn left on Third Avenue North and left into parking garage.

Parking Information:   There is plentiful parking in the area surrounding McCaw Hall, which is directly across the street from the Mercer Street Garage. Please see the map below for a variety of parking options:

For additional transportation information, please
visit www.seattlecenter.com/transportation or King
County Metro Online at http://transit.metrokc.gov

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS OF STARBUCKS CORPORATION This Proxy Is Solicited On Behalf Of The Board Of Directors The undersigned hereby appoints Howard Schultz and Paula E. Boggs (collectively, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Starbucks Corporation (the “Company”) to be held at Mario n Oliver McCaw Hall on Wednesday, March 19, 2008 at 10:00 a.m. (Pacific Tim e) and at any adjournments thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment thereof. (Continued, and to be marked, dated and signed, on the other side) Address Change/Comments (Mark the corresponding box on the reverse side) FOLD AND DETACH HERE You can now acess you r St arbucks Corporation account online. Access your Starbucks Corporation shareholder account online via Investor ServiceDirect® (ISD). The transfer agent for Starbucks Corporation now makes it easy and convenient to get current in formation on your shareholder account. • View account status • Make address changes • View certificate history • Obtain a duplicate 1099 tax form · View book-entry information • Establish/change your PIN Visit us on the web at http://www.bnymellon.com/shareowner For Technical Assistance Cal l 1 — 7 8 7-978-7778 bet w e n 9 a m- p 7 m (Eastern Time) Monday- Friday * **TR IT OUT* ** www.bnymellon.com/shareowner/isd Inveestor Serivce Direct ® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-888-835-2866

Mark Here THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. for Address Change or Comments PLEASE SEE REVERSE SIDE Please mark your votes as indicated in X 1. Election of Directors this example FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 01. Howard Schultz 05. Olden Lee 09. Craig E. Weatherup FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 2. Company proposal to ratify the 02. Barbara Bass 06. James G. Shennan, Jr. selection of Deloitte & Touche LLP as the Company’s independent FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN registered public accounting firm for fiscal 2008. 03. William W. Bradley 07. Javier G. Teruel FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 04. Mellody Hobson 08. Myron E. Ulman, III This proxy, when properly signed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2. IMPORTANT — PLEASE SIGN AND RETURN PROMPTLY. Signature Signature, if held jointly Dated: , 2008. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. FOLD AND DETACH HERE WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the Annual Meeting day. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET TELEPHONE http://www.proxyvoting.com/SBUX 1-866-540-5760 Use the Internet to vote your proxy. OR Use any touch-tone telephone to Have your proxy card in hand vote your proxy. Have your proxy when you access the web site. card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail , mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. You can view the Annual Report and Proxy Statement on the Internet at http://media.corporate-ir.net/media_files/irol/99/99518/Proxy.pdf